UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Pitney Bowes Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of the 2012 Annual Meeting and Proxy Statement

Pitney Bowes Inc. World Headquarters 1 Elmcroft Road Stamford, Connecticut 06926-0700 (203) 356-5000

To the Stockholders:

We will hold our 2012 annual meeting of stockholders at 9:00 a.m. on Monday, May 14, 2012 at our World Headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please submit a proxy to vote your shares through one of the three convenient methods described in this proxy statement. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2011, to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules. We urge you to review our Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2011, as well as our Proxy Statement for information on our financial results and business operations over the past year and our strategy. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 23, 2012 we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to vote online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or, if specifically requested, through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2011 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy to vote via telephone or the Internet, as soon as possible. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com.

We look forward to seeing you at the meeting.

Murray D. Martin
Chairman, President and
Chief Executive Officer

Stamford, Connecticut
March 23, 2012

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on Monday, May 14, 2012, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 14, 2012:

Pitney Bowes’ 2012 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2011, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of 10 Directors named in the proxy statement.

2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2012.

3.	Advisory Vote to Approve Executive Compensation.

4.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment of the meeting.

March 16, 2012 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 23, 2012.

Amy C. Corn Corporate Secretary

NOTICE: Brokers, banks and other nominees are not permitted to vote on our proposals regarding the election of directors or executive compensation matters without instructions from the beneficial owner. Your vote is important. Therefore, if your shares are held through a broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares. Unless you provide instructions to your broker, banker or other nominee on how to vote your shares, your shares will not be voted with respect to proposals 1 or 3.

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 14, 2012, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please submit your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 16, 2012 (the record date) can vote at the meeting. As of the record date 200,204,924 shares of Pitney Bowes common stock and 24,127 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

If you are a registered stockholder (which means you hold shares in your name), you may choose one of three methods to grant your proxy to have your shares voted: (i) you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com; (ii) you may grant your proxy by telephone (1-800-690-6903); or (iii) if you received your annual meeting material by mail, you may grant your proxy by completing and mailing the proxy card. Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I change my vote?

If you are a registered stockholder, you may change your vote at any time before your proxy is voted at the meeting by any of the following methods: (i) you may send in a revised proxy dated later than the first proxy; (ii) you may vote in person at the meeting; or (iii) you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy. Attendance at the meeting alone will not revoke your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to change your vote.

What constitutes a quorum?

The holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card,

you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals 2 and 3 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.

How are votes counted?

Brokers, banks and other nominees are not permitted to vote on the election of directors or on executive compensation matters without instructions from the beneficial owner, as discussed in more detail below. Your vote is important. Therefore, if your shares are held through a broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares. Unless you provide instructions to your broker, banker or other nominee on how to vote your shares, your shares will not be voted with respect to proposals 1 or 3.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.

If your broker does not have discretionary voting authority or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain in the election of directors, the abstention will have no effect.

Proposal 2:

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2012, the abstention will have no effect.

Proposal 3:

The vote to approve executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. If you choose to abstain, the abstention will have no effect. Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or the company’s employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in the company’s 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

In addition to furnishing proxy materials over the Internet, the company takes advantage of the Securities and Exchange Commission’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless the company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a stockholder’s request, and such stockholder will receive separate materials in the future. Any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above. Additional copies of our annual report to stockholders, including the report on Form 10-K or proxy statement will be sent to stockholders free of charge upon written request to Investor Relations, Pitney Bowes Inc., 1 Elmcroft Road, MSC 63-02, Stamford, CT 06926-0700. If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one Pitney Bowes annual report, please contact that entity to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2011 annual report may be viewed online at www.proxyvote.com. If you are a stockholder of record and receive the annual meeting material by mail, you can elect to receive future annual reports and proxy statements electronically or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2013 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2013 annual meeting, which is scheduled to be held on Monday, May 13, 2013, it must be received by the corporate secretary by November 23, 2012. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 13, 2013. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com under the caption “Leadership & Governance” for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and chief financial officer, is also available on the company’s Leadership & Governance website. We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Board of Directors

Leadership Structure

The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time and can review that structure from time to time. The company’s chief executive officer also serves as the chairman of the board of directors. The board of directors has a Lead Director who is an independent member of the board of directors. In determining the appropriate leadership structure, the board of directors considered a number of factors, including the effectiveness of the role of independent Lead Director, the candor and dynamics of discussion among the directors and between directors and management, the facility with which directors influence the content of board meeting agendas, and the significance attributed by the company’s external constituents in the worldwide postal markets to the title of chairman.

The board of directors believes that the leadership structure it has chosen for Pitney Bowes is appropriate in light of the constructive and candid nature of the discussion at board and committee meetings, as well as the directors’ freedom to participate in the agenda-setting process, the directors’ access to members of senior management outside the presence of the chief executive officer, and the robust role of the Lead Director.

The board of directors has established well-defined responsibilities, qualifications and selection criteria, and term and term limits with respect to the position of Lead Director. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.” A description of the Lead Director responsibilities and characteristics appears below. Additional information may be found in the Governance Principles of the Board of Directors.

In May 2008, the board of directors appointed James Keyes, one of the independent directors, to serve as the board’s Lead Director for an initial term of two years. In May 2010 and May 2011, the board of directors appointed Mr. Keyes to serve as Lead Director for additional one-year terms. In February 2012, the board appointed Michael Roth to serve as Lead Director for an initial term of two years.

Responsibilities and Characteristics of the Lead Director

The Lead Director chairs meetings of the board of directors in executive session; acts as chairman of the board in situations where the chairman and chief executive officer is unable to serve in that capacity; briefs the chief executive officer, as needed, following discussions by the board in executive session; reviews, revises, and provides comment, as appropriate, concerning proposed agendas for meetings of the board of directors; reviews and provides comment, as appropriate, on draft minutes of board of directors meetings prior to their distribution to the full board; communicates informally with the other directors between meetings of the board to foster free and open dialog among directors; reviews and responds, as appropriate, in accordance with guidelines established by the board of directors to communications from stockholders and other interested parties; partners with the Chair of the Governance Committee to provide performance and other feedback to the chief executive officer following the annual joint meeting of the Governance and Executive Compensation Committees; and partners with the Chair of the Executive Compensation Committee to provide compensation information to the chief executive officer following meetings of the board of directors where compensation action is taken with respect to the chief executive officer.

The Lead Director must exhibit the following characteristics and skills: diplomacy, sound judgment, the ability to work collaboratively, to communicate effectively, with clarity and candor, and to recognize and act in accordance with an appropriate balance between (i) active mentor to the chief executive officer and communications aide to the board of directors, and (ii) maintaining an oversight (rather than management) perspective as a member of the board of directors.

Role of the Board of Directors in Risk Oversight

The board of the directors is responsible for oversight of the company’s risk assessment and risk management process. Management is responsible for risk management, including identification and mitigation planning. The enterprise risk management process was established to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.

Oversight responsibility for each of the company’s identified enterprise-wide risks is assigned, upon the recommendation of the Governance Committee and approval by the board of directors, to either a specific committee of the board, or to the full board. In addition to the board, each committee, with the exceptions of the Executive Committee and the Executive Compensation Committee, is responsible for oversight of one or more of the company’s risks. Where possible, the assignments are made based upon, in each case, the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, and the Audit Committee oversees risks relating to internal controls. Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis.

The Audit Committee is responsible for overseeing and reviewing on an ongoing basis the overall process by which management identifies and manages the company’s risks. On an annual basis the board of directors receives a report on the status of all enterprise risks and their related plans.

Management monitors the company’s risks and determines, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new, emerging risks.

The process for the board’s oversight of mitigation of the company’s enterprise risks was developed by the Governance Committee and presented to the board of directors for review and adoption and is reviewed and updated as appropriate from time to time.

Director Independence

The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and the standards of independence, which are set forth in the Governance Principles of the Board of Directors which are available on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Rodney C. Adkins, Linda G. Alvarado, Anne M. Busquet, Roger Fradin, Anne Sutherland Fuchs, James H. Keyes, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman.

In making this determination, the board of directors considered that in the ordinary course of business, transactions may occur between Pitney Bowes and its subsidiaries and companies or other entities at which some of our directors are executive officers. Under the company’s independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

The director is an employee or executive officer of another company that does business with Pitney Bowes and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1 million or two percent of the annual consolidated gross revenues of the company by which the director is employed.

During 2011, Messrs. Adkins, Fradin, Roth, and Snow were employed at corporations with which Pitney Bowes engages in ordinary course of business transactions.

We reviewed all transactions with each of these entities and determined these transactions were made in the ordinary course of business and were below the threshold set forth in our director independence standards referenced above.

Communications with the Board of Directors

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors, or the board. Such parties may communicate with the Lead Director via e-mail at lead.director@pb.com, with the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Lead Director, the Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Lead Director;

(ii)

If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Lead Director. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)

Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All but one director attended the May 2011 annual meeting.

Board Committees and Meeting Attendance

During 2011, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2011, and the independent directors met in executive session, without any member of management in attendance, six times.

Members of the board of directors serve on one or more of the five committees described below. Mr. Martin serves as the chair of the Executive Committee. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The members of each of the board committees are set forth in the following chart. As the need arises, the board may establish ad hoc committees of the board to consider specific issues.

Name	Audit		Executive		Executive Compensation	Finance		Governance
Rodney C. Adkins	X					X

Linda G. Alvarado						X		X

Anne M. Busquet	X					X

Roger Fradin	X					X

Anne Sutherland Fuchs	X				X

James H. Keyes					X			X

Murray D. Martin			X	*

Eduardo R. Menascé			X		X*			X

Michael I. Roth	X		X			X	*

David L. Shedlarz	X	*	X			X

David B. Snow, Jr.			X		X			X*

Robert E. Weissman					X			X
Number of meetings in 2011	6		0		7	5		5

*	Committee Chair

The Audit Committee monitors the financial reporting standards and practices of the company and the company’s internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees the company’s ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with the company’s independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.

The board of directors has determined that the following members of the Audit Committee, Michael I. Roth and David L. Shedlarz are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission. All audit committee members are independent as independence for audit committee members is defined in the New York Stock Exchange standards.

The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its Bylaws, on matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter.

The Executive Compensation Committee is responsible for the company’s executive compensation policies and programs. The committee chair frequently consults with, and the committee periodically meets in executive session with, Frederic W. Cook & Co., (“FWC”), its outside consultant. The committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the chairman and the chief executive officer, and approves the same for all of the executive officers of the company. The committee also recommends the “Compensation Discussion and Analysis” for inclusion in the company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission, and reviews and approves allocations of shares in the company’s employee stock plans in connection with the granting of stock and other stock based awards.

The Finance Committee reviews the company’s financial condition, capital structure and evaluates significant financial policies and activities, oversees the company’s major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring the company’s current and projected financial condition, reviewing and approving major investment decisions including financing, mergers and acquisitions, and overseeing the financial operations of the company’s retirement plans. The committee recommends for approval by the board of directors the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

The Governance Committee recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and, with the Lead Director and the chief executive officer, is responsible for succession planning and ensuring management continuity. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2013 annual meeting of stockholders must be received by January 2, 2013, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications identified by the committee for directors and nominees may be found under “Director Qualifications” on page 17 of this proxy statement.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 7 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Directors’ Compensation

Role of Governance Committee in Determining Director Compensation. In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the director compensation policy periodically and may consult from time to time with a compensation consultant, selected and retained by the committee, as to the competitiveness of the program. The following is a summary of the director compensation program.

Directors’ Fees. During 2011, each director who was not an employee of the company received an annual fee of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. All members of the board of directors are in compliance with these guidelines. The directors’ stock ownership guidelines are available on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Directors’ Stock Plan. Under the Directors’ Stock Plan, in 2011 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested upon grant. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board of directors.

Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 15 of this proxy statement showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the stock option by directors who have terminated service on the board of directors, provided that service on the board is terminated: (i) after ten years of service on the board; (ii) due to director’s death or disability; or (iii) due to the director having attained mandatory directors’ retirement age. The stock options may be exercised for three months following termination for any other reason. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships. All outstanding stock options are fully vested.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997.

Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 would receive an annual retirement benefit calculated as 50% of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement would receive an additional ten percent of such retainer for each year of service over five, to a maximum of 100% of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997, was $30,000. The annual retirement benefit is paid for life.

Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board of directors. She had completed five years of service as a director as of the date the plan was frozen, and will therefore receive an annual benefit of $15,000.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mr. Adkins	89,000	54,263	0	0	143,263
Ms. Alvarado	90,500	54,263	14,512	0	159,275
Ms. Busquet	92,000	54,263	0	5,000	151,263
Ms. Fuchs	93,500	54,263	0	0	147,763
Mr. Green(5)	40,000	0	0	0	40,000
Mr. Keyes	115,500	54,263	0	0	169,763
Mr. Menascé	92,000	54,263	0	0	146,263
Mr. Roth	101,000	54,263	0	5,000	160,263
Mr. Shedlarz	104,000	54,263	0	0	158,263
Mr. Snow	87,500	54,263	0	0	141,763
Mr. Weissman	92,000	54,263	0	0	146,263

(1)

Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

(2)

On May 9, 2011, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $24.78 and $24.55, respectively, as reported on the New York Stock Exchange on May 9, 2011, the date of grant. The closing price on May 9, 2011 on the New York Stock Exchange was $24.74. The grant date fair market value of the restricted stock awards was computed in accordance with the share-based payment accounting guidance under ASC 718. The aggregate number of shares of restricted stock held by each director as of December 31, 2011 is as follows: Mr. Adkins – 10,343 shares; Ms. Alvarado – 29,000 shares; Ms. Busquet – 9,922 shares; Ms. Fuchs – 13,363 shares; Mr. Keyes – 24,000 shares; Mr. Menascé – 18,992 shares; Mr. Roth – 25,800 shares; Mr. Shedlarz – 18,992 shares; Mr. Snow – 12,400 shares; and Mr. Weissman – 18,992 shares. Stock options were not awarded to non-employee directors during 2011. Stock options formerly were available to non-employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of stock options held by each director as of December 31, 2011 is as follows: Mr. Weissman – 1,789.

(3)

Ms. Alvarado is the only non-employee director who served on the board of directors during 2011 eligible to receive payments from the now-suspended Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board of directors.

(4)

Ms. Busquet and Mr. Roth utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2011. The company matches individual contributions by current and retired non-employee directors, dollar for dollar to a maximum of $5,000 per board member per calendar year.

(5)	Mr. Green retired in May 2011.

Certain Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee of the board of directors of Pitney Bowes Inc. is responsible for reviewing and approving any related-person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the Securities and Exchange Commission (“related persons”). It is the expectation and policy of the board of directors that all related-person transactions will be at arms’ length and on terms that are fair to the company.

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.

Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.

A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.

Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

Compensation Committee Interlocks and Insider Participation

During 2011, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 Days(5)	% of Class
Common	Rodney C. Adkins	10,568	0	*
Common	Linda G. Alvarado	33,028	0	*
Common	Anne M. Busquet	11,482	0	*
Common	Roger Fradin	5,597	0	*
Common	Anne Sutherland Fuchs	14,363	0	*
Common	James H. Keyes	26,102	0	*
Common	Eduardo R. Menascé	19,692	0	*
Common	Michael I. Roth	34,250	0	*
Common	David L. Shedlarz	21,492	0	*
Common	David B. Snow, Jr.	13,400	0	*
Common	Robert E. Weissman	28,354	1,789	*
Common	Murray D. Martin	2,678,744	2,522,326	1.33%
Common	Michael Monahan	501,361	467,457	*
Common	Leslie Abi-Karam	475,390	452,542	*
Common	Vicki A. O’Meara	162,274	151,109	*
Common	Johnna G. Torsone	413,573	377,645	*

Common	All executive officers and directors as a group (20)	4,923,843	4,406,085	2.46%

*	Less than 1% of Pitney Bowes Inc. common stock.

(1)

These shares represent common stock beneficially owned as of March 1, 2012 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 200,124,037 of our shares outstanding as of March 1, 2012.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.

(4)	Includes, with respect to Mr. Martin, 38,560 shares held in a grantor retained annuity trust.

(5)

The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2012 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common	Percent of Common(1)

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	25,343,954(2)	12.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,287,856(3)	8.16%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	12,756,164(4)	6.38%

Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	10,995,200(5)	5.5%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	10,135,127(6)	5.1%

(1)	There were 199,751,070 of our shares outstanding as of December 31, 2011.

(2)

As of December 31, 2011, State Street Corporation disclosed shared investment and voting power with respect to 25,343,954 shares. SSgA Funds Management, Inc., an investment advisor subsidiary of State Street Corporation, disclosed shared voting power and shared investment power of 19,777,309 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 9, 2012.

(3)

As of December 30, 2011, BlackRock, Inc. disclosed sole investment power and sole voting power with respect to 16,287,856 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 10, 2012.

(4)

As of December 31, 2011, The Vanguard Group, Inc., an investment advisor, disclosed sole investment power with respect to 12,486,878 shares, shared investment power with respect to 269,286 shares and sole voting power with respect to 269,286 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 9, 2012.

(5)

As of December 31, 2011, NFJ Investment Group LLC (“NFJ”), an investment advisor, disclosed sole investment power with respect to 10,995,200 shares and sole voting power with respect to 8,929,000 of these shares. Because Allianz Global Investors Capital LLC (“Allianz”) is the parent holding company of NFJ, Allianz may be deemed to beneficially own the securities held by NFJ’s clients or accounts. The foregoing information is based on a Schedule 13G filed with the SEC on February 13, 2012.

(6)

As of December 30, 2011, Capital Research Global Investors, an investment advisor, disclosed sole investment power with respect to 10,135,127 shares and sole voting power with respect to 6,135,127 of these shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 9, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2011.

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of the company’s stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.

The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. Among the other criteria applicable to all directors, which are set forth in the Governance Principles of the Board of Directors, are integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with the company’s interests. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the Annual Stockholders Meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.

Among other things, the board of directors has determined that it is important that the board should include members with the following skills and experiences:

•	Financial acumen for evaluation of the company’s financial statements and capital structure.

•	Significant international experience and experience with emerging markets to help oversee the company’s global operations.

•	Software and technology acumen, coupled with in-depth understanding of the company’s business and markets, to provide counsel and oversight with regard to the company’s strategy.

•	Significant operating experience, providing the company with specific insight into developing, implementing and assessing the company’s operating plan and business strategy.

•	Human resources experience, including executive compensation experience to help the company attract, motivate and retain world-class talent.

•	Corporate governance experience at publicly traded companies to support the goals of greater transparency, accountability for management and the board, and protection of stockholder interests.

•	Understanding of customer communications and marketing channels to support the company’s customer focus and customer communications and marketing strategy.

The Governance Committee assesses the effectiveness of its criteria when evaluating and recommending new candidates.

Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election or continuing to serve are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director is included with biographical information for each appearing below.

Nominees for Election

Prior to the 2010 Annual Meeting of Stockholders our board of directors was divided into three classes. Each class consisted, as nearly as possible, of one-third of the total number of directors, and each class had a three-year term ending in successive years. At the 2010 Annual Meeting of Stockholders, a proposal by our board of directors to amend the company’s Certificate and the company’s By-laws to phase out the classification of the board of directors, to provide instead for the annual election of directors, and to make such other conforming and technical changes to the Certificate and By-laws as may be necessary or appropriate was approved by the stockholders. The amended Certificate effecting such changes was filed with the Secretary of State of the State of Delaware on May 12, 2010. The amended Certificate provides for the annual election of directors beginning at the 2011 Annual Meeting of Stockholders. However, any director elected by the stockholders of the company to a three-year term prior to the 2011 Annual Meeting of Stockholders may complete the term to which he or she has been elected.

The board of directors presently has twelve members. There are ten directors whose term of office expires in 2012. Each of the nominees for election at the 2012 Annual Meeting of Stockholders is currently a director of the company and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2012 Annual Meeting of Stockholders, each of the nominees would serve until the 2013 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

Ms. Alvarado, and Mr. Menascé were elected in 2010 to three-year terms expiring at the 2013 annual meeting. For the 2012 annual meeting, the Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Adkins, Ms. Busquet, Mr. Fradin, Ms. Fuchs, Mr. Keyes, Mr. Martin, Mr. Roth, Mr. Shedlarz, Mr. Snow, and Mr. Weissman to one-year terms expiring at the 2013 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, as of March 1, 2012, is set forth beginning on page 19 of this proxy statement. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described in the proxy voting instructions. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the ten director nominees.

Vote Required

In accordance with the company’s By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Our Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of the following nominees:

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2013 ANNUAL MEETING

Rodney C. Adkins, 53, senior vice president, Systems and Technology Group, International Business Machines Corporation (IBM), a leading manufacturer of information technologies, since October, 2009. The Systems and Technology Group encompasses all aspects of IBM’s semiconductor, server, storage, system software and retail store solutions businesses. Formerly senior vice president, development & manufacturing, May 2007 – October 2009, and vice president of development, December 2003 – May 2007, IBM Systems and Technology Group. Pitney Bowes director since 2007.

As a senior executive of a public technology company, Mr. Adkins brings to the board of directors a broad range of experience, including emerging technologies and services, global business operations, international and emerging markets, and product development.

Anne M. Busquet, 62, principal of AMB Advisors, LLC, an independent consulting firm; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. Pitney Bowes director since 2007. (Also a director of Blyth, Inc. and Meetic S.A.)

Ms. Busquet has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Roger Fradin, 58, president and chief executive officer of Honeywell Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company. Pitney Bowes director since February 1, 2012. (Also a director of MSC Industrial Direct Co., Inc.)

As the chief executive officer of a $15 billion division of a major diversified technology and manufacturing company, Mr. Fradin brings to the board substantial operational experience, financial expertise, and experience in capital markets, product development, and marketing, including in international markets. He possesses a strong entrepreneurial background, with experience in driving robust growth for businesses under his leadership, and has deep experience in entering new markets, both organically and through acquisition.

Anne Sutherland Fuchs, 64, group president, Growth Brands Division, Digital Ventures, a division of J.C. Penney Company, Inc., a retailer, since November 2010. Formerly, a consultant to private equity firms. Chair of the Commission on Women’s Issues for New York City since 2002. Pitney Bowes director since 2005. (Also a director of Gartner, Inc.)

Ms. Fuchs has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

James H. Keyes, 71, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Pitney Bowes director since 1998. (Also a director of Navistar International Corporation and a trustee of Fidelity Funds. Formerly a director of LSI Logic Corporation.)

Mr. Keyes has broad experience as former chief executive officer of a public company, experience as a certified public accountant, and experience as a member of other public company boards of directors. He brings to the board of directors his substantial operational experience, financial expertise, experience in capital markets, international markets, corporate governance, and human resources and executive compensation.

Murray D. Martin, 64, chairman, president and chief executive officer of Pitney Bowes Inc. since January 2009; president and chief executive officer, May 2007 – December 2008; president and chief operating officer, October 2004 – May 2007. Pitney Bowes director since 2007. (Also a director of The Brink’s Company.)

Mr. Martin has extensive experience in business operations, finance, international and emerging markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, and product development. With more than twenty years of management experience with Pitney Bowes, Mr. Martin possesses in-depth knowledge and understanding of the company’s business operations, technologies and customers.

Michael I. Roth, 66, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Pitney Bowes director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)

Mr. Roth has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of the Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

David L. Shedlarz, 63, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. Pitney Bowes director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

Mr. Shedlarz has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

David B. Snow, Jr., 57, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Pitney Bowes director since 2006. (Also a director of Medco Health Solutions, Inc.)

In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in senior leadership positions at several companies including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow also brings to the board of directors a broad range of experience, including finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

Robert E. Weissman, 71, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Pitney Bowes director since 2001. (Also a director of Cognizant Technology Solutions Corporation, Information Services Group, Inc. and State Street Corporation.)

Mr. Weissman has broad experience as the former chief executive officer of several public companies, including IMS Health Incorporated, Cognizant Corp. and Dun & Bradstreet, as well as experience as a member of other public company boards of directors. He brings to the board of directors his financial expertise, extensive understanding of business operations, including international operations, capital markets, emerging technologies and services, corporate governance, and executive compensation.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2013 ANNUAL MEETING

Linda G. Alvarado, 60, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Alvarado Construction has successfully developed and constructed numerous multi-million dollar commercial, government, transportation, office, communications, energy, retail, heavy engineering, utility, and technology projects throughout the United States and Latin America. Ms. Alvarado is also co-owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. which owns and operates YUM! Brands restaurants in multiple states. Pitney Bowes director since 1992. (Also a director of 3M Company. Formerly a director of Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.)

As a principal of several diverse businesses, Ms. Alvarado brings to the board of directors her significant operational experience, as well as an understanding of marketing, finance and human resources issues. Her experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

Eduardo R. Menascé, 66, retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Pitney Bowes director since 2001. (Also a director of John Wiley & Sons, Inc., Hill-Rom Holdings, Inc. and Hillenbrand, Inc. Formerly a director of KeyCorp.)

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company, as well as experience in senior leadership positions with a number of European and Latin American businesses, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards and as a director of the New York chapter of the National Association of Corporate Directors contributes to his knowledge of public company matters.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in February 2012. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all six of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 23, 2012.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
Rodney C. Adkins
Anne M. Busquet
Roger Fradin
Anne Sutherland Fuchs
Michael I. Roth

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2012

The Audit Committee has appointed Pricewaterhouse-Coopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2012. Although not required by law, as a matter of good corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoo-pers as its independent accountants. Pricewaterhouse-Coopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2011 and 2010, were (in millions):

	2011	2010
Audit	$7.4	$7.3
Audit-Related	.8	.5
Tax	.6	.9
All Other	.2	—

Total	$9.0	$8.7

The Audit fees for the years ended December 31, 2011 and 2010 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related fees for the years ended December 31, 2011 and 2010 were for assurance and related services related to employee benefit plan audits, procedures performed for SSAE 16 reports, attestation services pertaining to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2011 and 2010 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refunds.

The All Other fees for the year ended December 31, 2011 related to services provided by a consulting firm that was acquired by PricewaterhouseCoopers during the course of it engagement with the company.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy requires pre-approval of the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from Pricewaterhouse-Coopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre- approved by the committee or its chair.

Vote Required

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants for 2012.

Proposal 3: Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, provides our stockholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executive officers (“NEOs”) for fiscal year 2011 as described in “Compensation Discussion and Analysis” or (“CD&A”) beginning on page 24 of this proxy statement, as well as the “Summary Compensation Table” and other related compensation tables and narratives, on pages 39 through 53 of this proxy statement.

At the 2011 Annual Meeting, the board of directors recommended and the stockholders voted in favor of holding annual advisory votes to approve executive compensation. Consequently, the board of directors decided to hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of review issue, which under applicable regulations will occur no later than our Annual Meeting in 2017. Accordingly, the next advisory vote to approve executive compensation will occur at the 2013 Annual Meeting.

The committee and the board of directors believe that the compensation program described in the CD&A is an effective incentive for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our compensation program appropriately aligns pay and performance and enables the company to attract and retain talented executives.

For 2011, our pay-for-performance can be highlighted as follows:

•	the decline in the company’s stock price led to a decrease in the value of executive’s equity compensation;

•	our achievements against predetermined financial and strategic objectives resulted in a decrease in cash compensation from annual bonuses as compared to the prior year; and

•	the performance of our company’s stock price as compared to S&P 500 companies resulted in a reduction of the long-term cash compensation payout.

As discussed in the CD&A, the committee has structured our executive compensation program based on the following central principles:

(1)	Compensation should be tied to performance and long-term stockholder return; and performance-based compensation should be a greater part of total compensation for more senior positions;

(2)	Compensation should reflect leadership position and responsibility;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

We urge stockholders to read the CD&A beginning on page 24 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narratives on pages 39 through 53, which provide detailed information on the compensation of our NEOs.

Since the third quarter of 2009, management has been focusing on our Strategic Transformation program, the goal of which is to improve operating efficiencies, the way we go to market and how we interact with customers while also reducing our cost structure to make it more flexible. This initiative allowed us to take many steps over the past several years to become more agile, efficient and responsive to the changing needs of our customers. While revenues declined 2.7% for fiscal year 2011 compared to the previous year, management continued to position the company for profitable growth even as it continued to deal with challenging global economic and business conditions, especially for mail intensive enterprises. During the period, we solidified our growth strategies, by completing the work of identifying what management believes to be our most attractive market opportunities. We also continued to invest in new products and solutions which enhance customer communications allowing our customers to grow their businesses.

Other significant accomplishments relating to fiscal year 2011 include:

•	Achieved adjusted Earnings Per Share (“EPS”) of $2.70 which exceeded the upper-end of our guidance range to the market;

•	Improved working capital and reduced capital expenditures to achieve $1,030 million in free cash flow (and $994 million in adjusted free cash flow);

•	Achieved benefits from our Strategic Transformation program that we expect to yield approximately $300 million net annual savings;

•	The board of directors increased the dividend in 2011;

•	Made significant progress in contracting with third-party mailers following the January 2011 introduction of Volly™, our new secure digital mail delivery system; and

•	Increased year-over-year global sales of Connect+™.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 23, 2012, which describes our business and 2011 financial results in more detail.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our NEOs. Accordingly, we are asking our stockholders to vote for the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the stockholders of Pitney Bowes Inc. approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement for the company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

The vote on executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.

The board of directors recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation.

Report of the Executive Compensation Committee

The Executive Compensation Committee (“committee”) of the board of directors 1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” (“CD&A”) and 2) based on the review and discussions referred to in item 1) above, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

James H. Keyes, Chair
Anne Sutherland Fuchs
Eduardo R. Menascé
David B. Snow, Jr.
Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

This CD&A describes the material components of our executive compensation program for our NEOs. The NEOs for 2011 are:

•	Mr. Murray D. Martin, Chairman, President and Chief Executive Officer

•	Mr. Michael Monahan, Executive Vice President and Chief Financial Officer

•	Ms. Leslie Abi-Karam, Executive Vice President and President, Pitney Bowes Communications Solutions

•	Ms. Vicki A. O’Meara, Executive Vice President and President, Pitney Bowes Services Solutions

•	Ms. Johnna G. Torsone, Executive Vice President and Chief Human Resources Officer

Our compensation program is based on five central principles:

1.	Compensation should be tied to performance and long-term stockholder return, and performance-based compensation should be a greater part of total compensation for more senior positions;

2.	Compensation should reflect leadership position and responsibility;

3.	Incentive compensation should reward both short-term and long-term performance;

4.	Compensation levels should be sufficiently competitive to attract and retain talent; and

5.	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Business Results Highlights

Since the third quarter of 2009, management has been focusing on our Strategic Transformation program, the goal of which is to improve operating efficiencies, the way we go to market and how we interact with customers while also reducing our cost structure to make it more flexible. This initiative allowed us to take many steps over the past several years to become more agile, efficient and responsive to the changing needs of our customers. While revenues declined 2.7% for fiscal year 2011 compared to the previous year, management continued to position the company for profitable growth even as it continued to deal with challenging global economic and business conditions, especially for mail intensive enterprises. During the period, we solidified our growth strategies by completing the work of identifying what management believes to be our most attractive market opportunities. We also continued to invest in new products and solutions which enhance customer communications allowing our customers to grow their businesses.

Other significant accomplishments relating to fiscal year 2011 include:

•	Achieved adjusted EPS of $2.70 which exceeded the upper-end of our guidance range to the market;

•	Improved working capital and reduced capital expenditures to achieve $1,030 million in free cash flow (and $994 million in adjusted free cash flow);

•	Achieved benefits from our Strategic Transformation program that we expect to yield approximately $300 million net annual savings;

•	The board of directors increased the dividend in 2011;

•	Made significant progress in contracting with third-party mailers following the January 2011 introduction of Volly™, our new secure digital mail delivery system; and

•	Increased year-over-year global sales of Connect+™.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 23, 2012, which describes our business and 2011 financial results in more detail.

Compensation Decisions

The material elements and objectives of our executive compensation program did not change from fiscal year 2010 to fiscal year 2011. Our executive compensation program continues to be based on performance measures directly related to our financial goals and to external market performance of the company’s stock price, without encouraging unnecessary or excessive risks. The committee strives to maintain a balanced compensation program that effectively motivates and retains our executives. The compensation decisions over the past year generally reflected the financial and operational results and objectives for the fiscal year:

•

In 2011, we resumed merit increases to base salaries for the broad-based employee population including the NEOs. The committee approved annual and long-term financial incentive objectives of adjusted earnings per share, revenue growth and adjusted free cash flow, as well as strategic incentive objectives of growth in the enterprise segment and improving the core business.

•

The committee reviewed the design and implementation of the Key Employees’ Incentive Plan (“KEIP”) and our 2007 Stock Plan and determined that the plans do not create risks that are reasonably likely to have a material adverse effect on the company.

•

In February 2011, the board of directors granted a performance cash award under the KEIP to Mr. Martin of $2.0 million designed to encourage enterprise-wide business results and to assist the board of directors in the completion of a successful succession plan. For additional information, please see “Other Performance-Based Award” on page 32 of this proxy statement.

•	The committee agreed to recommend to the board an annual vote on “Say-on-Pay” frequency for the 2011 annual stockholders meeting.

•

The committee reviewed the voting results for “Say-on-Pay” from the 2011 annual stockholders meeting. Due to the strong support we received, the committee did not make any material changes to the executive compensation program and agreed to continue to focus on the pay for performance link in the program.

•

The committee reviewed various long-term incentive (“LTI”) vehicles in an effort to further strengthen the performance characteristics of the company’s compensation program. It considered factors such as executive motivation, external shareholder and economic environment, and the financial impact to the company. The committee decided to replace stock options with performance-based market stock units (“MSUs”) beginning with the 2012 grant. MSUs are performance-based stock units directly tied to total shareholder return (“TSR”). This will further align our LTI awards with TSR and company performance.

Pay for Performance

For 2011, our pay-for-performance can be highlighted as follows:

•	the decline in the company’s stock price led to a decrease in the value of executive’s equity compensation;

•	our achievement against predetermined financial and strategic objectives resulted in a decrease in cash compensation from annual bonuses as compared to the prior year; and

•	the performance of our company’s stock price as compared to S&P 500 companies resulted in a reduction of the long-term cash compensation payout.

Highlights of Executive Compensation Program

The committee reviews our executive compensation program on an ongoing basis. We do not as a hiring practice, grant extra years of credited service under our pension plans. Additionally, we have no fixed employment agreements with our executive officers and we do not provide perquisites other than a limited financial counseling benefit.

Highlights of our program include:

•

Compensation Tied to Enterprise Performance and Stockholder Return. We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. Compensation for our NEOs varies from year to year based on company stock performance as well as an assessment of the success of the NEO in achieving enterprise-wide objectives. This means that our executives may be paid below or above market rates depending on enterprise-wide performance.

•

Compensation Targeted to Market Median. The compensation packages of our NEOs are targeted to the median of their respective functional area, based on Towers Watson’s published executive compensation reports (the “Towers Watson Compensation Report”). The committee also reviews target and actual payments against our peer group. Through this process, the company ensures the competitiveness of the total compensation packages for its executives.

•

Stock Ownership Guidelines. Our stock ownership guidelines provide that our executive officers should hold a minimum value of company stock, to further align their interests with those of our stockholders. For additional information, please see “Executive Stock Ownership Policy” on page 36 of this proxy statement.

•

Compensation Recovery Policies. We have a recoupment policy that allows us to “claw-back” equity or cash awards. For additional information, please see the “Clawback Policy” on pages 35 and 36 of this proxy statement.

•

Change of Control Arrangements. Our change of control severance payments and vesting of equity awards occur only on a “double trigger” basis. Before severance is paid and equity awards vest, a change of control must occur and an executive officer’s employment must be terminated in qualifying circumstances within two years following the change of control. For additional information, please see “Change of Control Arrangements” on page 53 of this proxy statement.

•

Compensation Consultant. The committee’s compensation consultant is Frederic W. Cook & Co., Inc.. FWC consults and advises the committee on all significant compensation decisions, and provides compensation data, reports and analysis. FWC independently reviews all compensation reports and proposals made by management, including compensation information provided by Towers Watson to the company. For additional information, please see “Role of the Committee and its Compensation Consultant in Determining Executive Compensation” on page 34 of this proxy statement.

•

Accessible Leadership. To encourage and facilitate dialogue between our stockholders and the board of directors about our practices and policies, including those relating to executive compensation, we have established direct lines of communication for our stockholders to the board of directors. For additional information, please see “Board of Directors — Communications with the Board of Directors” on page 9 of this proxy statement.

•

Internal Equity of Compensation. Based on the structure of our current management team, we believe that the relationship between the compensation paid to the CEO and the second highest paid NEO should be within acceptable market norms, subject to considerations such as the CEO’s performance, the market median compensation of the respective positions, contributions to the company and experience that may lead to deviations from market relationships.

•	Succession Planning. Our CEO is directly accountable to assist the board in the completion of a successful succession plan and the smooth transition of his successor into the CEO role.

The chart below shows the 2011 targeted compensation mix for the CEO and other NEOs compared with the targeted average compensation of our peer group as reported in their 2011 proxy statements. The chart shows that our compensation is well aligned to the compensation mix for our peer group.

Conclusion

The committee believes that the executive compensation program design and implementation satisfies the program objectives and demonstrates the company’s commitment to, and execution of, an effective pay-for-performance compensation program.

Components of Compensation

Overview of Compensation Components

The independent members of the Executive Compensation Committee of the board of directors are responsible for determining the compensation for all NEOs, other than the CEO and for recommending for approval by the board of directors each specific element of compensation for the CEO. For each NEO, the committee targets total direct compensation levels that strive to ensure that the sum of the base salary, target annual incentive and target long-term incentive is at the median of the data using the Towers Watson Compensation Report (as described in more detail under “Benchmarking — Use of Market Data” on page 35 of this proxy statement) for each position. In 2011, for NEOs that sum is on average 113% of the median in the Towers Watson Compensation Report.

We believe that executives should have a greater percentage of variable total compensation than mid-level employees to help ensure that the interests of senior executives are aligned with stockholders. Annual and long-term incentives are designed to reward executives predominately for the achievement of enterprise-wide financial and strategic objectives. However, individual payout and grant levels are also influenced by the factors listed below, for which no specific goals or weightings are assigned:

•	potential impact the individual may make on the company now and in the future;

•	internal pay equity;

•	level of experience and skill;

•	individual performance compared with annually established financial, strategic, unit or individual objectives;

•	market competitive salary rates for similar positions; and

•	need to attract and retain executive talent during this period of Strategic Transformation.

The following table outlines the components of direct compensation for our NEOs and how it aligns with our compensation principles.

ELEMENT	WHAT IT REWARDS		HOW IT ALIGNS WITH OUR PRINCIPLES		FIXED OR PERFORMANCE-BASED		CASH OR EQUITY

Base Salary	•	Performance of daily job duties	•	Competitive in the markets in which we operate enabling us to attract and retain executive talent	•	Fixed compensation	•	Cash

	•	Highly developed skills and abilities critical to the success of the company	•	Targeted within plus or minus 10% of the median of competitive data using the Towers Watson Compensation Report (See “Benchmarking — Use of Market Data” on page 35 of this proxy statement)	•	Increases based on executive’s individual performance rating

Annual Incentive	•	Achievement of pre-determined short-term objectives established in the first quarter of each year	•	Competitive incentive targets enable us to attract and retain executive talent	•	Performance-based compensation measured on enterprise-wide metrics	•	Cash
			•	Payout dependent on achievement of objectives aligning pay to performance	•	Up to a maximum of $4,000,000 per NEO granted under the KEIP

			•	Subject to a “clawback” (See “Clawback Policy” on pages 35 and 36 of this proxy statement)

ELEMENT	WHAT IT REWARDS		HOW IT ALIGNS WITH OUR PRINCIPLES		FIXED OR PERFORMANCE-BASED		CASH OR EQUITY

Long-term Incentives Cash Incentive Units (CIUs) (50%)	•	Achievement of a pre-determined long-term objective and annual objectives established in the first quarter of the first year and the first quarter of each year, respectively, of the three year cycle	•	Payout dependent on achievement of long-term objectives aligning pay to performance	•	Performance-based compensation measured on enterprise-wide metrics	•	Cash

	•	Change in company’s stock price versus S&P 500 companies	•	The resulting unit value is modified by up to +/–25% based on total stockholder return as compared to the TSR of companies within the S&P 500, therefore linking payout to stockholder return	•	Up to a maximum in any one year of $8,000,000 per NEO granted under the KEIP

			•	3-year performance period cycle thereby promoting retention

Long-term Incentives Performance-Based Restricted Stock Units (RSUs) (25%)	•	Achievement of a pre-determined performance objective established at the time of grant	•	Vesting dependent on achievement of a pre-determined performance objective aligning pay to performance	•	Performance-based compensation measured on an enterprise-wide metric	•	Equity

	•	Company stock value	•	4-year pro-rata vesting thereby promoting retention	•	Up to a maximum of 600,000 shares per NEO, including grants of stock options, in any plan year granted under the 2007 Stock Plan
			•	Award value linked to company’s stock price

Long-term Incentives Stock Options (25%)	•	Increase in company’s stock price	•	Inherently performance-based as the company’s stock price must increase for optionees to realize any benefit	•	Performance-based compensation	•	Equity

			•	3-year pro-rata vesting thereby promoting retention	•	Up to a maximum of 600,000 shares per NEO, including grants of RSUs, in any plan year granted under the 2007 Stock Plan
			•	Award value linked to long-term stockholder return

Other Long-term Incentive Awards	•	The committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent	•	All long-term incentives are subject to a “clawback” (See “Clawback Policy” on pages 35 and 36 of this proxy statement)

We also provide certain other benefits for our NEOs, including retirement benefits and deferred compensation plans. For additional information, please see “Other Benefits” on page 33 of this proxy statement.

Base Salary

We align base salary for NEOs with reference to the competitive market median data for base salary using the Towers Watson Compensation Report. For additional information, please see “Benchmarking — Use of Market Data” on page 35 of this proxy statement. Salaries are reviewed annually.

In 2011, the committee determined that increases would be re-instated in order to remain competitive. The committee and the board of directors approved increases effective March 2011 between 2% and 4% for NEOs.

Annual Incentives

NEOs are eligible for annual incentives under the KEIP for achieving challenging enterprise-wide financial and strategic objectives pre-established at the beginning of each year.

The 2011 annual incentive target for our CEO was 165% of base salary. The annual incentive targets for the other NEOs ranged from 56-80% of base salary. Annual incentive payments for 2011 were subject to the company first achieving a threshold income from continuing operations objective of $322,619,000, excluding all one-time items.

Adjusted 2011 income from continuing operations was $548,093,000. The maximum annual incentive an NEO could receive under the KEIP is $4,000,000 before the committee applies “negative discretion” to reflect the company’s performance against its financial and strategic objectives and the individual’s and business unit performance. The 2011 financial objectives were designed to align management’s objectives with the financial guidance given to the public.

The 2011 financial objectives, weighted at 70% at target, were as follows:

Financial Objectives	Weighting	Target	Actual	Performance Against Target
Adjusted Earnings Per Share[1]	28%	$2.23	$2.70	121%
Revenue Growth[1]	21%	1.5%	−4.2%	0%
Adjusted Free Cash	21%	$819	$994	121%
Flow[1]		million	million

[1]	For additional information, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” on page 38 of this proxy statement.

The 2011 strategic performance objectives were designed to encourage management to focus on the future development and growth of the enterprise group while sustaining the core mail business.

The 2011 strategic objectives, weighted at 30% at target, were as follows:

Strategic Objectives	Target Weighting	Actual	Performance against Target
Demonstrate progress on meaningful growth in the enterprise group	15%	7.0%	47%
Improve the core business	15%	10.2%	68%

Demonstrate progress on meaningful growth in the enterprise group – this objective consists of two equally weighted elements:

•	achieving targeted revenue growth of 2.5% for the enterprise group; and

•	achieving specific foundational milestones to implement our strategic direction for the future. These include:

•	significant progress in the build-out of VollyTM;

•	continuing to identify and enhance customer communications capabilities and solutions throughout the enterprise group as a basis for growth; and

•	significant progress in developing an enterprise customer management program.

Improve the core business – this objective was to improve the core mailing business by improving global customer retention and the meter population net loss rate over the prior year.

The committee believed that these objectives had a high degree of difficulty for achievement. The specific targets are highly confidential and not reported publicly because such disclosure would provide competitors insight into our internal planning processes and would result in meaningful competitive harm.

The payout factor may be modified by between 0 and 15% based on the achievement of pre-determined customer and employee objectives, TSR and the quality of our earnings. The committee compared the 2011 actual performance to the pre-determined targets and increased the final payout by 7% based on the achievement of those objectives. The resulting final payout factor was 13% less than 2010.

Based on the above analysis, Mr. Martin made specific recommendations to the committee for his direct reports. The committee reviewed Mr. Martin’s recommendations and awarded each of the NEOs an incentive payment in line with the above results.

In February 2012, the committee compared 2011 actual performance to the pre-determined targets.

The resulting annual incentive awards to our NEOs were as follows:

Annual Incentive Payout

Executive	Payout
Murray D. Martin	$1,584,660
Michael Monahan	$440,294
Leslie Abi-Karam	$427,907
Vicki A. O’Meara	$403,760
Johnna G. Torsone	$244,545

Long-Term Incentives

We pay long-term incentives to drive our overall performance by linking the NEOs’ long-term rewards to our long-term company performance and to the company’s stock price performance. We also pay long-term incentives in order to be competitive in the markets in which we operate.

Stock ownership and equity-related compensation arrangements are key elements to focus executives on increasing stockholder value and to encourage executives to act like a business owner. A substantial portion of an executive’s long-term incentive compensation is awarded in the form of stock compensation and CIUs, which serve as primary vehicles in aligning the interests of executives with long-term stockholders.

For the 2011 award the long-term incentive mix was comprised of three award types:

•	50% CIUs;

•	25% performance-based RSUs; and

•	25% stock options.

In determining the amount of long-term awards, the committee considers the factors discussed under “Overview of Compensation Components” beginning on page 27 of this proxy statement. The committee sets the award targets based on the median in the Towers Watson Compensation Report. The total LTI award is determined based on a dollar value in line with the Towers Watson Compensation Report and then converted into the long-term incentive mix described above. For additional information, please see “Benchmarking — Use of Market Data” on page 35 of this proxy statement.

Cash Incentive Units

CIUs are long-term cash awards granted annually with three-year cycles. At any given time there are three cycles outstanding. NEOs are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established at the beginning of each individual year of the three-year cycle. If the threshold level of performance is not met for a calendar year for both of these goals, one-third of the award value will be forfeited. If the income from continuing operations threshold is not met over the three year cycle, the entire award will be forfeited. The maximum long-term incentive payout an NEO could receive under the KEIP is $8,000,000 and the committee applies negative discretion to reduce awards based on enterprise financial performance.

CIU payments for the 2009 – 2011 cycle were subject to the company achieving a threshold financial objective of a three-year average of income from continuing operations over the cycle of $408,263,000, excluding all one-time items (as discussed below under the heading “Treatment of Special Events” on page 37 of this proxy statement). Adjusted average income from continuing operations for the 2009 – 2011 CIU cycle was $494,125,000. For the 2009 – 2011 CIU cycle, the unit value at target is $1.00.

Since the threshold objective was achieved, the range of the CIU value will be between $0 and $1.80 based upon the achievement of the pre-determined financial goals described below, each weighted at 50%.

•	Adjusted earnings per share; and

•	Adjusted free cash flow.

The resulting unit value is modified by up to +/−25% based on total stockholder return as compared to the TSR of companies within the S&P 500 (“TSR modifier”), therefore linking payout to stockholder return.

The targets and actual results before applying the TSR modifier for the 2009 – 2011 CIU cycle were:

2009 – 2011 LTI Adjusted Earnings Per Share[1]	Target		Actual
2009	$2.67		$2.28
2010	$2.40	[a]	$2.23
2011	$2.23	[b]	$2.70

[a]	Also 2010 component of 2010 – 2012 CIU cycle

[b]	Also 2011 component of 2010 – 2012 and 2011 – 2013 CIU cycles

2009 – 2011 LTI Adjusted Free Cash Flow[1]	Target		Actual
2009	$745		$889
2010	$670	[a]	$951
2011	$819	[b]	$994
	million		million

[a]	Also 2010 component of 2010 – 2012 CIU cycle

[b]	Also 2011 component of 2010 – 2012 and 2011 – 2013 CIU cycles

[1]	For additional information, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” on page 38 of this proxy statement.

The TSR modifier in aggregate decreased the CIU payout level for the 2009 – 2011 cycle by 19% resulting in a final payout of $1.07 per unit.

Stock Options

An annual grant of stock options is made during the first quarter of the year, typically after our fourth quarter earnings release has been widely disseminated. The committee may, from time to time, grant stock options to new executive hires. These grants are typically made at the committee’s next regularly scheduled meeting.

In special circumstances, the committee, or in the case of the CEO, the independent members of the board of directors, may determine that it is appropriate to make additional grants to executives during the course of the year. These grants are made at a committee meeting.

On February 14, 2011, the NEOs were awarded an annual grant of stock options to purchase common stock of the company under the 2007 Stock Plan at an exercise price of $26.07 per share, the closing price of our common stock on the day of grant. These stock options have a ten-year exercise period and will vest and become exercisable in equal installments over three years commencing on the first anniversary after the date of grant.

Performance-Based Restricted Stock Units

An annual grant of performance-based RSUs is made during the first quarter of the year, typically after our fourth quarter earnings release has been widely disseminated.

In the case of the executive officers, including the NEOs, commencement of the vesting of the performance-based RSUs is subject to the company achieving an initial financial threshold objective, which, for the 2011 award, was 2011 income from continuing operations equaling or exceeding $322,619,000, excluding all one-time items (as discussed in more detail under “Treatment of Special Events” on page 37). Since adjusted 2011 income from continuing operations was $548,093,000, the 2011 award will vest in four equal installments commencing on the first anniversary of the grant date if the executive is still employed on the vesting date. If the initial threshold had not been achieved, the performance-based RSUs granted in 2011 would have been forfeited.

Other Performance-Based Award

In February 2011, the board of directors granted a performance cash award under the KEIP to Mr. Martin of $2.0 million to incentivize enterprise-wide business results and to assist the board of directors in the completion of a successful succession plan. This cash award will vest in December 2013 subject to the company achieving a pre-determined 2011 income from continuing operations objective of $322,619,000. Provided this initial objective is achieved, the final amount of the award is subject to two equally weighted strategic objectives of enterprise-wide business results and succession planning. Since the specific performance objectives for this award are forward-looking, we will not disclose them. The committee believes that these objectives are aggressive enough to challenge Mr. Martin to maximize year-over-year growth in certain business units but are at the same time reasonable in that they can be achieved by the efficient and diligent execution of operating plans.

For additional information about these awards, please see “Grants of Plan Based Awards” table on page 41 of this proxy statement.

Retirement Compensation

The company also offers the following retirement benefits:

•	Qualified and non-qualified restoration pension plans for employees hired prior to January 1, 2005. (All Pension Plan accruals will be frozen on December 31, 2014, with no further accruals.)

•	Qualified and non-qualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contribution for those not eligible for the pension plan.

Non-qualified plans make available supplemental pension and 401(k) savings plans to employees, including the NEOs, to make up benefits that otherwise would be unavailable due to limitations set forth under the Internal Revenue Code of 1986, as amended (the “Code”).

Non-qualified plans are unfunded obligations of the company,

•	subject to claims by our creditors;

•	adjusted on the basis of notional investment returns; and

•	do not receive any above-market earnings.

For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2011” table on pages 45 to 46 and the narrative accompanying the “Nonqualified Deferred Compensation for 2011” table on pages 46 to 48 of this proxy statement.

Other Benefits

The company also offers the following additional benefits:

•	Non-qualified Deferred Compensation Plan

•	Provides a savings vehicle in a tax efficient manner.

•	Provides the ability to voluntarily defer payouts of annual cash incentives, CIUs and base pay into a non-qualified deferred compensation plan.

•

Limited additional benefits, including financial counseling to assist with compliance of regulations and to provide guidance in managing complex investment, tax, legal and estate matters, up to a maximum of $7,500 as well as an executive physical.

•	Relocation assistance for executives asked to move to a new work location; facilitates the placement of the right person in the job and aids in developing talent.

The supplemental table below is designed to provide additional details on the payments received by our CEO in 2011. This table differs substantially from the “Summary Compensation Table” required by the U.S. Securities and Exchange Commission and is not meant to be a substitute for the “Summary Compensation Table”.

SUPPLEMENTAL TABLE OF CEO PAY RECEIVED IN 2011

Form of Compensation	Period Covered	Target Compensation ($)	Total Received ($)	Performance Results During Performance Period That Produced the Compensation
Base Salary	2011	$980,000	$975,000	Due to his position relative to the market and to reflect his experience as chief executive officer, our CEO received a 3% merit increase in March 2011.
Annual Incentive	2011	$1,617,000	$1,584,660

The company surpassed its 2011 income from continuing operations objective. The independent members of the board of directors then compared the pre-determined financial and strategic objectives and targets to actual performance to determine the resulting payout. Based on 2011 results, the resulting payout was 98%. For additional information, please see "Annual Incentives" on pages 30 and 31 of this proxy statement.

Performance Award Payout	2008-2011	$475,000	$337,250

Performance award based on actual 2008 adjusted earnings per share of $2.78. Once achieved, awards were payable 50% in August 2009 and another 50% in February 2011 provided the executive was actively employed.

Cash Incentive Units	2009-2011	$2,375,000	$2,541,250

The company’s average income from continuing operations during the period surpassed its initial objective. The independent members of the board of directors then compared pre-determined financial objectives and targets to actual performance to determine the initial payout factor. The TSR modifier adjusted the payment downwards. Based on 2011 results, the total CIU payout was $1.07 per unit. For additional information, please see "Long-Term Incentives" on pages 31 to 32 of this proxy statement.

Stock Option Exercises	2011	N/A	$0	There were no stock option exercises in 2011.
RSU Vesting	2011	$593,744	$619,318

Vesting of performance-based RSU grants of 11,995 shares from February 9, 2009 and 13,439 shares from February 8, 2010. The $619,318 value was determined based on the average of the high and low trading price on February 1, 2011, the vesting date.

All Other Compensation	2011	N/A	$62,758	For additional information, please see footnote 6 to the “Summary Compensation Table” on page 40 of this proxy statement.
Total Payments Received in 2011*	2011	N/A	$6,120,236	This total represents the value of the payments received by our CEO in 2011.

*	This amount does not include the value of other benefits, such as pension plan value attributed to 2011, since they are not payments Mr. Martin received in 2011.

Executive Compensation Policies, Practices and Guidelines

Role of the Committee and its Compensation Consultant in Determining Executive Compensation

At the beginning of each year, the committee reviews the financial and strategic objectives for the company for that calendar year based on the metrics that have been recommended by senior management and approved by the board of directors. In addition, the committee reviews the recommendations made by senior management regarding base salary and the target levels of annual and long-term incentive compensation for the NEOs other than the CEO and determines the appropriate financial and strategic objectives, base salary and the target levels of annual and long-term incentive compensation.

The committee recommends for approval by the independent members of the board of directors the CEO’s base salary and incentive target levels. In making its decisions, the committee consults with FWC, its outside consultant. FWC representatives attended all committee meetings in 2011 and performed no other services for the company or its management. The committee has the sole authority to hire and terminate its consultant.

At the end of each year, the committee reviews the financial and strategic accomplishments of the company for that calendar year and determines the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent members of the board of directors the CEO’s compensation. The committee also reviews tally sheets provided by the company to evaluate the individual components and the total mix of compensation.

Role of Management in Determining Executive Compensation

At the beginning of each year the CEO, on behalf of senior management, recommends to the committee financial and strategic objectives for the incentive plans based on the company’s financial and strategic objectives set by the board of directors. In addition, the CEO and the Executive Vice President and Chief Human Resources Officer recommend target levels of annual and long-term incentive compensation for the NEOs other than the CEO.

At the end of each year, each NEO completes a written self assessment of his or her performance against his or her objectives. The CEO recommends individual ratings for each NEO other than himself and these ratings are considered by the committee in determining annual merit base salary increases. The committee recommends to the independent members of the board of directors an individual rating for the CEO. The Executive Vice President and Chief Human Resources Officer is also consulted in developing recommendations regarding executive compensation as is the Towers Watson Compensation Report. The committee or the independent members of the board of directors, as applicable, determines the actual base salary increases, if any, that will be awarded.

The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions to the committee. The actual payout levels for annual incentive compensation are based upon the company’s performance against the predetermined financial and strategic objectives and other criteria such as TSR and customer value, as discussed in further detail under “Annual Incentives” on pages 30 and 31. For long-term incentive compensation, the recommendation to the committee for payout levels is based on pre-determined financial objectives and a TSR modifier, as discussed in further detail under “Long-Term Incentives” on pages 31 to 32 of this proxy statement.

Tally Sheets

Management provides the committee and FWC with tally sheets which demonstrate the total mix of the components of compensation for executive officers. The tally sheets show the dollar amount of each of the components of each executive officer’s compensation, including:

•	total cash compensation (base salary and annual incentive);

•	long-term incentive grants and payouts (stock options, performance-based RSUs, restricted stock and long-term cash awards);

•	financial counseling;

•	qualified and non-qualified pension, defined contribution and other deferred compensation plans balances;

•	equity and long-term cash plan balances; and

•	amounts that would be payable under various termination scenarios, including involuntary termination, retirement, termination following a change of control, death or disability.

The purpose of these tally sheets is to allow the committee to analyze the components individually as well as the mix and weighting of the components within the total compensation package.

Benchmarking—Use of Market Data

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the committee annually reviews the competitiveness of each executive’s total direct compensation (base salary, annual incentive and long-term incentives) with a view towards determining the optimal mix of compensation. To achieve this, we use two sources of compensation information. We use the Towers Watson Compensation Report to determine the compensation targets annually and then we review the targets and actual payouts against our peer group to evaluate ongoing compensation opportunity.

The committee establishes the target total direct compensation structure based on companies with revenues in the $6 to $10 billion range using the Towers Watson Compensation Report. The report is comprised of 78 companies in all industry areas other than those in the financial and energy sector. However, the exact number of companies included in the data for each executive position may vary depending on the structure of the applicable company and whether the company submitted the relevant data. The report is a sub-section of the 2011 US CDB General Industry Executive Database report from Towers Watson. The complete report can be purchased from Towers Watson.

This market data provides reference points for the committee, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Compensation targets and individual pay levels may vary from the median for various reasons, including:

•	the value of the total rewards package;

•	program design and strategic considerations;

•	affordability;

•	changing competitive conditions;

•	program transition considerations;

•	the definition and scope of the executive’s role;

•	the executive’s individual contributions to the company; or

•	succession or retention.

When determining target direct compensation, the committee noted that the target direct compensation for our CEO was 96% of the median of the market data for chief executive officers using the Towers Watson Compensation Report. The NEOs target direct compensation, as a group, was, on average, 113% of the median in the Towers Watson Compensation Report.

Based on this review, the committee determined that the Pitney Bowes’ total direct compensation package approximates the median of the data from the Towers Watson survey.

In addition, to supplement the Towers Watson information, the committee has engaged FWC to provide an analysis on compensation trends along with its views on specific compensation program design.

Pitney Bowes does not have a single competitor due to its unique business. Nevertheless, the committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group listed below as described in their respective 2011 Proxy Statements. There have been no changes in 2011 to the composition of the peer group.

FWC and the committee designed the peer group so the committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead a business of complexity and size similar to us. This peer group consists of services, industrial, and technology companies. The committee considered factors such as revenue, net income, market capitalization, number of employees, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. This peer group consists of companies with revenues between $2 billion and $22 billion, net income ranging from $111 million to $1.6 billion as well as market capitalization between $2 billion and $23 billion. We exceed the median of the peer group in terms of revenue and are below median in terms of net income and market capitalization.

Agilent Technologies, Inc.
Alliance Data Systems Corporation
Automatic Data Processing, Inc.
Cognizant Technology Solutions
Computer Sciences Corporation
DST Systems, Inc.
Fiserv, Inc.
Harris Corporation
Ingersoll-Rand Company Limited
ITT Corporation
Lexmark International, Inc.
NCR Corporation
Rockwell Automation, Inc.
R.R. Donnelley & Sons Company
Seagate Technology LLC
Xerox Corporation

Clawback Policy

The board of directors adopted a “clawback” policy in 2009. Under this policy, the board of directors may adjust, recoup or require the forfeiture of any awards made or paid under the 2007 Stock Plan or the KEIP:

•

to any NEO in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to payments made or paid during the 36-month period prior to the financial restatement; and

•

to any employee, including NEOs, whom the board of directors reasonably believes engaged in misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

Agreements with Executives

We have not entered into fixed term employment agreements with our NEOs and therefore such officers are “at will” employees.

Executive Stock Ownership Policy

We maintain an executive stock ownership policy that encourages executives to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders. All of our NEOs are in compliance with the guidelines.

The multiple of base salary required to be held is as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of our common stock on the last trading day of each of the prior two years.

In 2007, the committee approved guidelines providing that executives have five years from the time they become covered by this policy, or receive a promotion, to achieve the required ownership levels. The value of 60% of the performance-based RSUs, restricted stock and unexercised vested stock options and 100% of the shares owned outright or held in trust are counted toward the ownership requirement. The value is calculated using the closing price of our common stock on the last trading day of the previous calendar year.

Until the required ownership levels are met, executives are required to hold 100% of their “net profit shares.” Net profit shares are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to performance-based RSUs and restricted stock, the shares that remain after the payment of applicable taxes. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards. Executives cannot pledge Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps or collars, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Change of Control

We believe that our payment and benefit levels triggered by change of control transactions are consistent with current market practice for companies of our size. Our change of control arrangements are intended to encourage those executives most closely connected to a potential change of control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executive’s termination. Our change of control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, accelerated vesting of equity awards and change of control severance payments occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a change of control (a “double trigger” payment mechanism). The change of control, by itself, does not cause severance payments or accelerated vesting of equity awards except for those under the 2002 Stock Plan.

As part of the change of control severance benefits our NEOs would be reimbursed for any excise taxes imposed on their severance and any other payments under Section 4999 of the Code in the event that 110% of the safe-harbor amount is exceeded. The excise tax gross-up is intended to preserve the level of change of control severance protections that we have determined to be competitive in the marketplace.

Our change of control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent.

Tax and Accounting

Our compensation programs generally satisfy the requirements for full deductibility under Section 162(m) of the Code. Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. We structure our incentive compensation programs to be 162(m) compliant; however, the committee weighs the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and may pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

In determining the number of stock options in the mix of long-term incentives, we value stock options based upon the Black-Scholes valuation methodology, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (“ASC 718”). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of our stock;

•	the risk-free interest rate;

•	expected term; and

•	our dividend yield.

We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of our stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under ASC 718.

In determining the number of RSUs in the mix of long-term incentives, we value RSUs based upon the closing price of our common stock on the grant date.

For additional information on the accounting treatment for stock-based awards, see note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Treatment of Special Events

In determining performance goals and evaluating enterprise performance results, the committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion, the committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time to better reflect the operational performance of the company business segments and take into account certain one-time events. The committee has adopted a philosophy for evaluating previously established metrics and to compensate the management team for its actual performance by removing the impact of certain events that may mask, either positively or negatively, the actual performance of management.

Accounting Items and Reconciliation of GAAP to Non-GAAP Measures

For 2011, the committee determined that adjusted earnings per share, adjusted free cash flow and adjusted income from continuing operations results may exclude the impact of certain special events (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, adjusted income from continuing operations and revenue growth.

•	Adjusted earnings per share exclude special items (as discussed above under “Treatment of Special Events”) including the impact of any accounting changes.

•

Adjusted free cash flow is adjusted earnings plus depreciation and amortization, stock option expense and deferred taxes; changes in working capital excluding increases in finance receivables, net of reserve account deposits; less capital expenditures, net of disposals and significant pension contributions.

•	Adjusted income from continuing operations excludes special events (as described under “Treatment of Special Events”) including the impact of any accounting changes.

•	Revenue growth is computed as the year over year change in revenue excluding the impact of foreign currency translation.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)
	Twelve Months Ended December 31,
	2011		2010		2009
GAAP diluted earnings per share from continuing operations, as reported	$1.73		$1.50		$2.08
Restructuring charges and asset impairments	0.52		0.59		0.15
Goodwill impairment	0.56		—		—
Sale of leveraged lease	(0.13)		—		—
Tax adjustments	0.02		0.13		0.05

Diluted earnings per share from continuing operations, as adjusted(1)	$2.70		$2.23		$2.28

GAAP net cash provided by operating activities, as reported	$920,193		$952,111		$824,068
Capital expenditures	(155,980)		(119,768)		(166,728)
Restructuring payments and discontinued operations	107,002		119,565		105,090
Pension contribution	123,000		—		125,000

Adjusted free cash flow	$994,215		$951,908		$887,430

GAAP income from continuing operations	$351,321		$310,483		$431,554
Restructuring charges and asset impairments, after tax	105,699		122,892		31,782
Goodwill impairments, after tax	114,224		—		—
Sale of leveraged lease, after tax	(26,689)		—		—
Tax adjustments	3,539		27,509		10,063

Income from continuing operations, as adjusted	$548,094		$460,884		$473,399

Reported revenue growth	(2.7%	)	(2.6%	)	(11.1%	)
Impacts of foreign currency	(1.5%	)	(0.8%	)	2.1%

Revenue growth from operations	(4.2%	)	(3.4%	)	(9.0%	)

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned or paid for Messrs. Martin and Monahan, and Mmes. Abi-Karam, O’Meara and Torsone during or with respect to 2011, 2010 and 2009 for services rendered to the company. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2011” table on page 41 provides additional information regarding grants made during 2011 to the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6),(7)	Total ($)
Murray D. Martin(8)
Chairman, President	2011	975,000	0	1,187,500	1,187,500	4,463,160	1,354,880	62,758	9,230,798
and Chief Executive	2010	950,000	0	1,187,500	1,187,500	4,420,600	508,288	80,446	8,334,334
Officer	2009	950,000	0	1,187,500	1,187,500	2,854,450	1,360,339	103,272	7,643,061
Michael Monahan
Executive Vice President	2011	558,000	0	325,000	325,000	1,135,294	264,368	28,788	2,636,450
and Chief Financial	2010	540,000	0	300,000	300,000	1,018,160	252,487	24,295	2,434,942
Officer	2009	540,000	0	275,000	275,000	578,000	222,692	32,261	1,922,953
Leslie Abi-Karam
Executive Vice President	2011	544,016	0	325,000	325,000	1,122,907	328,795	27,360	2,673,078
and President,	2010	535,096	0	300,000	300,000	963,727	271,468	29,603	2,399,894
Pitney Bowes	2009	525,000	0	275,000	275,000	520,700	296,835	47,041	1,939,576
Communications Solutions
Vicki A. O’Meara(9) Executive Vice President	2011	512,500	0	225,000	225,000	787,010	—	34,587	1,784,097
and President,	2010	500,000	50,000	262,500	162,500	395,500	—	14,775	1,385,275
Pitney Bowes	2009	500,000	0	302,500	162,500	218,500	—	13,744	1,197,244
Services Solutions
Johnna G. Torsone Executive Vice President	2011	443,433	0	137,500	137,500	627,545	104,412	29,179	1,479,569
and Chief Human Resources Officer

(1)	On June 21st, 2010, Ms. O’Meara was awarded a $50,000 promotional sign-on cash award in connection with her appointment as President of Pitney Bowes Management Services.

(2)

This column includes the value of stock awarded to NEOs during 2011, 2010 and 2009 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Only performance-based RSUs were granted to the NEOs. Details regarding the grants of performance-based RSUs can be found in the “Grants of Plan-Based Awards in 2011” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(3)

This column includes the value of stock options awarded to NEOs during 2011, 2010 and 2009 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Details regarding 2011 stock option award grants can be found in the “Grants of Plan-Based Awards in 2011” table and details regarding outstanding stock option awards can be found in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(footnotes continued on next page)

SUMMARY COMPENSATION TABLE (continued)

(4)

When considering all elements of the table above, the majority of compensation for the NEOs is at-risk and is earned based on company and executive performance against pre-determined financial and strategic objectives. This column includes annual incentive compensation, CIU payouts that vested at the end of 2011, 2010 and 2009 for multi-year performance, respectively, and the value of the 2008 performance award which vested in February 2011 and August 2009. The 2011 annual incentive, CIU and 2008 performance award payout amounts in this column are as follows: for Mr. Martin, annual incentive of $1,584,660, CIU of $2,541,250 and 2008 performance award of $337,250; for Mr. Monahan, annual incentive of $440,294, CIU of $588,500 and 2008 performance award of $106,500; for Ms. Abi-Karam, annual incentive of $427,907, CIU of $588,500 and 2008 performance award of $106,500; for Ms. O’Meara, annual incentive of $403,760, CIU of $347,750 and 2008 performance award of $35,500; and Ms. Torsone, annual incentive of $244,545, CIU of $294,250 and 2008 performance award of $88,750. The 2011 amounts in this column include payments that were deferred at the election of the NEOs under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Martin of $125,000; and annual incentive deferral by Ms. Abi-Karam of $15,000.

(5)

This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2011, 2010 and 2009. Ms. O’Meara does not participate in the qualified Pension Plan or the Pension Restoration Plan.

(6)

Amounts shown for 2011 include all other compensation received by the NEOs that is not reported elsewhere. For 2011, this includes the following: for Mr. Martin, company’s actual cost for spousal travel, financial counseling, life insurance premium paid by the company, executive physical, company match to Pitney Bowes 401(k) Plan and $25,333 company contribution to Pitney Bowes 401(k) Restoration Plan; for Mr. Monahan, financial counseling, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $14,400 company contribution to Pitney Bowes 401(k) Restoration Plan; for Ms. Abi-Karam, company’s actual cost for spousal travel, financial counseling, and life insurance premium paid by the company, for Ms. O’Meara, life insurance premium paid by the company, company match and 2% core contribution to Pitney Bowes 401(k) Plan, and company match and 2% core contribution to Pitney Bowes 401(k) Restoration Plan; for Ms. Torsone, company’s actual cost for financial counseling, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $11,536 company contribution to Pitney Bowes 401(k) Restoration Plan.

(7)	For Ms. O’Meara, 2010 amount is amended to include a previously unreported $6,543 relating to the 2% core contribution to Pitney Bowes 401(k) Restoration Plan.

(8)

94% of the increase in total compensation for Mr. Martin from 2010 to 2011 was primarily due to the increased change in pension value in 2011 compared to the prior year under the terms of the Pitney Bowes Pension Plans.

(9)	The increase in total compensation for Ms. O’Meara from 2010 to 2011 was primarily due to this being her first CIU payout with Pitney Bowes.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
					Target ($)
Murray D. Martin (Annual Incentive)(1)		60,638	1,617,000	4,000,000	—		—	—		—
(CIU)(2)		58,781	2,375,000	8,000,000	—		—	—		—
(Stock Options)(3)	2/14/2011	—	—	—	—		344,203	26.07	(4)	1,187,500
(Performance-based RSUs)	2/14/2011				45,550	(5)	—	—		1,187,500
(Performance Award)(6)	2/14/2011		2,000,000	—	—		—	—		—
Michael Monahan (Annual Incentive)(1)		16,848	449,280	4,000,000	—		—	—		—
(CIU)(2)		16,088	650,000	8,000,000	—		—	—		—
(Stock Options)(3)	2/14/2011	—	—	—	—		94,203	26.07	(4)	325,000
(Performance-based RSUs)	2/14/2011	—	—	—	12,466	(5)	—	—		325,000
Leslie Abi-Karam (Annual Incentive)(1)		16,374	436,640	4,000,000	—		—	—		—
CIU(2)		16,088	650,000	8,000,000	—		—	—		—
(Stock Options)(3)	2/14/2011	—	—	—	—		94,203	26.07	(4)	325,000
(Performance-based RSUs)	2/14/2011	—	—	—	12,466	(5)	—	—		325,000
Vicki A. O’Meara (Annual Incentive)(1)		15,450	412,000	4,000,000	—		—	—		—
CIU(2)		11,138	450,000	8,000,000	—		—	—		—
(Stock Options)(3)	2/14/2011	—	—	—	—		65,217	26.07	(4)	225,000
(Performance-based RSUs)	2/14/2011	—	—	—	8,631	(5)	—	—		225,000
Johnna G. Torsone (Annual Incentive)(1)		9,358	249,536	4,000,000	—		—	—		—
CIU(2)		6,806	275,000	8,000,000	—		—	—		—
(Stock Options)(3)	2/14/2011	—	—	—	—		39,855	26.07	(4)	137,500
(Performance-based RSUs)	2/14/2011	—	—	—	5,274	(5)	—	—		137,500

(1)	Values in this row represent estimated future payouts for the 2011 annual incentive award. The maximum annual incentive a NEO could receive under the KEIP is $4,000,000 and the Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial and strategic enterprise, business unit and/ or individual performance.

(2)	Values in this row represent estimated future payouts for the 2011 – 2013 CIU cycle. The maximum long-term incentive a NEO could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance. The target value of each CIU is $1.00.

(3)	The Black-Scholes value for each option granted on February 14, 2011 grant date was $3.45, based on assumptions detailed in note 12 to the Company’s financial statements included in our Annual Report and Form 10-K for the year ended December 31, 2011 as filed with the SEC on February 23, 2012.

(4)	The exercise price for each option equals the closing price for a share of the company’s common stock on the date of grant. The actual closing price on the February 14, 2011 grant date was $26.07.

(5)	Performance-based RSUs were granted based on the actual closing price on the February 14, 2011 grant date of $26.07. A performance metric tied to income from continuing operations was met as of December 31, 2011, however, the awards remain subject to forfeiture over the remaining vesting period. There are no threshold or maximum amounts associated with this award.

(6)	Values in this row represent a performance award granted under the KEIP. This award is payable in full on December 31, 2013 subject to the achievement of a predetermined performance metric tied to a 2011 income from continuing operations objective and other performance metrics. There are no threshold or maximum amounts associated with this award. See page 32 in the CD&A for additional information about this performance award.

Stock Awards

•

The “Stock Awards” column in the “Summary Compensation Table” represents the value of performance-based RSUs and restricted stock awarded during 2011, 2010 and 2009 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2011” table represents the number of shares subject to performance-based RSUs granted to each NEO during 2011.

•

It is our policy that the number of stock awards to be granted is determined based on the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

Option Awards

•

The “Option Awards” column in the “Summary Compensation Table” represents the value of options awarded during 2011, 2010 and 2009 based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2011” table represents the number of stock options awarded to each of our NEOs during 2011.

•

It is our policy that stock options are granted only at an exercise price equal to the market price of the stock on the date of grant with a ten-year exercise period. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•	The aggregate number of shares subject to stock options granted to each NEO during 2011 is shown in the “Grants of Plan-Based Awards in 2011” table.

Non-Equity Incentive Plan Compensation

•

The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2011, 2010 and 2009, as well as the CIUs that were earned over the three-year periods ending December 31, 2011, December 31, 2010 and December 31, 2009. The 2011 and 2009 amounts include the full values of the 2008 performance award which vested in February 2011 and August 2009, respectively.

•

The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards in 2011” table show the range of estimated possible future payouts for the 2011 annual incentive payment at varying levels of performance. They also show the range of estimated possible future payouts of the CIUs granted for the 2011-2013 cycle at varying levels of performance. For Mr. Martin, the column also shows the target for a performance cash award.

Change in Pension Value and Non-qualified Deferred Compensation Earnings

•	The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown.

•	The change in pension value reflects the aggregate change for both the Pension Plan and the Pitney Bowes Pension Restoration Plan.

•	Since the deferred compensation plans are tied to the returns of the investments in the 401(k) Plan, there were no above-market deferred compensation earnings.

All Other Compensation

•	The “All Other Compensation” column in the “Summary Compensation Table” consists of other amounts earned or paid to each NEO. Many of the benefits described in this column are available to employees other than the NEOs.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2011 by each NEO. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised or unvested option awards, and unvested RSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table(1). For additional information about the stock option and stock awards, see the description of equity incentive compensation in the CD&A on pages 31 to 32.

Name	Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Murray D. Martin	2/10/2003	75,000	0	32.1000	2/9/2013	0	—	—
	2/9/2004	75,000	0	40.0800	2/8/2014	0	—	—
	2/14/2005	100,000	0	46.9300	2/13/2015	0	—	—
	2/13/2006	119,215	0	42.6200	2/12/2016	0	—	—
	3/16/2007	324,149	0	45.4000	3/15/2017	0	—	—
	2/11/2008	450,000	147,298	36.9600	2/10/2018	0	—	—
	2/11/2008	0	2,702	36.9600	2/10/2018	0	—	—
	2/9/2009	260,417	130,208	24.7500	2/8/2019	0	—	—
	2/9/2009	—	—	—	—	—	23,990	444,775
	2/8/2010	140,366	276,207	22.0900	2/7/2020	0	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—
	2/8/2010	—	—	—	—	—	40,318	747,496
	2/14/2011	0	340,368	26.0700	2/13/2021	0	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—
	2/14/2011	—	—	—	—	—	45,550	844,497
Michael Monahan	2/11/2002	6,000	0	40.6800	2/10/2012	0	—	—
	2/10/2003	15,000	0	32.1000	2/9/2013	0	—	—
	2/9/2004	23,000	0	40.0800	2/8/2014	0	—	—
	2/14/2005	26,000	0	46.9300	2/13/2015	0	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—
	2/12/2007	26,695	0	48.0300	2/11/2017	0	—	—
	2/12/2007	2,082	0	48.0300	2/11/2017	0	—	—
	2/11/2008	115,384	35,760	36.9600	2/10/2018	0	—	—
	2/11/2008	0	2,702	36.9600	2/10/2018	0	—	—
	2/9/2009	60,307	30,154	24.7500	2/8/2019	0	—	—
	2/9/2009	—	—	—	—	—	5,556	103,008
	2/8/2010	35,461	66,396	22.0900	2/7/2020	0	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—
	2/8/2010	—	—	—	—	—	10,186	188,848
	2/14/2011	0	90,368	26.0700	2/13/2021	0	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—
	2/14/2011	—	—	—	—	—	12,466	231,120
Leslie Abi-Karam	2/11/2002	5,000	0	40.6800	2/10/2012	0	—	—
	12/9/2002	1,667	0	33.7900	12/8/2012	0	—	—
	2/10/2003	4,418	0	32.1000	2/9/2013	0	—	—
	2/9/2004	18,000	0	40.0800	2/8/2014	0	—	—
	2/14/2005	25,000	0	46.9300	2/13/2015	0	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—
	2/12/2007	26,695	0	48.0300	2/11/2017	0	—	—
	2/12/2007	2,082	0	48.0300	2/11/2017	0	—	—
	2/11/2008	115,384	35,760	36.9600	2/10/2018	0	—	—
	2/11/2008	0	2,702	36.9600	2/10/2018	0	—	—
	2/9/2009	60,307	30,154	24.7500	2/8/2019	0	—	—
	2/9/2009	—	—	—	—	—	5,556	103,008
	2/8/2010	35,461	66,396	22.0900	2/7/2020	0	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—
	2/8/2010	—	—	—	—	—	10,186	188,848
	2/14/2011	0	90,368	26.0700	2/13/2021	0	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—
	2/14/2011	—	—	—	—	—	12,466	231,120

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END (continued)

Name	Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Vicki A. O’Meara	8/27/2008	28,656	9,552	33.9100	8/27/2018	0	—	—
	8/27/2008	8,844	2,948	33.9100	8/27/2018	0	—	—
	2/9/2009	35,634	17,817	24.7500	2/8/2019	0	—	—
	2/9/2009	—	—	—	—	—	3,283	60,867
	11/9/2009	—	—	—	—	—	5,614	104,084
	2/8/2010	19,208	33,890	22.0900	2/7/2020	0	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—
	2/8/2010	—	—	—	—	—	5,517	102,285
	11/8/2010	—	—	—	—	—	4,248	78,758
	2/14/2011	0	61,382	26.0700	2/13/2021	0	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—
	2/14/2011	—	—	—	—	—	8,631	160,019
Johnna G. Torsone	2/11/2002	6,000	0	40.6800	2/10/2012	0	—	—
	2/10/2003	32,500	0	32.1000	2/9/2013	0	—	—
	2/9/2004	30,000	0	40.0800	2/8/2014	0	—	—
	2/14/2005	30,000	0	46.9300	2/13/2015	0	—	—
	2/13/2006	29,453	0	42.6200	2/12/2016	0	—	—
	2/12/2007	28,777	0	48.0300	2/11/2017	0	—	—
	2/11/2008	63,461	18,452	36.9600	2/10/2018	0	—	—
	2/11/2008	0	2,702	36.9600	2/10/2018	0	—	—
	2/9/2009	30,153	15,077	24.7500	2/8/2019	0	—	—
	2/9/2009	—	—	—	—	—	2,778	51,504
	2/8/2010	16,253	27,980	22.0900	2/7/2020	0	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—
	2/8/2010	—	—	—	—	—	4,669	86,563
	2/14/2011	0	36,020	26.0700	2/13/2021	0	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—
	2/14/2011	—	—	—	—	—	5,274	97,780

(1)	Option and Stock Awards Vesting Schedule

Grant Date	Award Type	Name of Executive	Vesting Schedule
2/11/2008	NQSO	Martin, Monahan, Abi-Karam, Torsone	Remaining 25% vests on February 11, 2012
2/11/2008	ISO	Martin, Monahan, Abi-Karam, Torsone	100% vests on February 11, 2012
8/27/2008	NQSO	O’Meara	Remaining 25% vests on August 27, 2012
8/27/2008	ISO	O’Meara	Remaining 25% vests on August 27, 2012
2/9/2009	NQSO	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Remaining 33% vests on February 9, 2012
2/9/2009	RSU	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Four year vesting; 50% remains unvested; 25% vests on February 7, 2012 and February 5, 2013
11/9/2009	RSU	O’Meara	100% vests on February 5, 2013
2/8/2010	NQSO	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Three year vesting; 66% remains unvested; 33% vests on February 8, 2012 and February 8, 2013
2/8/2010	ISO	Martin, Monahan, Abi-Karam, O’Meara, Torsone	100% vests on February 8, 2013
2/8/2010	RSU	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Four year vesting; 75% remains unvested; 25% vests on February 7, 2012, February 5, 2013 and February 4, 2014
11/8/2010	RSU	O’Meara	100% vests on February 4, 2014
2/14/2011	NQSO	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Three year vesting; 100% remains unvested; 33% vests on February 14, 2012, February 14, 2013 and February 14, 2014
2/14/2011	ISO	Martin, Monahan, Abi-Karam, O’Meara, Torsone	100% vests on February 14, 2014
2/14/2011	RSU	Martin, Monahan, Abi-Karam, O’Meara, Torsone	Four year vesting; 100% remains unvested; 25% vests on February 7, 2012, February 5, 2013, February 4, 2014 and February 3, 2015

(2)

This column represents the difference between the exercise price on the date of grant and the closing price of the company stock on
December 31, 2011 for outstanding exercisable and unexercisable options which have not yet been realized.

(3)	These amounts were calculated based on the closing price of the company’s common stock of $18.54 per share on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED DURING 2011 FISCAL YEAR

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Murray D. Martin	0	0	25,434	619,318
Michael Monahan	0	0	6,173	150,313
Leslie Abi-Karam	0	0	6,173	150,313
Vicki A. O’Meara	0	0	8,481	179,712
Johnna G. Torsone	0	0	2,945	71,711

(1)	Performance-based RSUs granted on February 9, 2009 and February 8, 2010 vested on February 1, 2011; Performance-based RSUs granted on August 27, 2008 vested on August 26, 2011.

(2)

These values were determined based on the average of the high and low trading price on the February 1, 2011 vesting date of $24.35, and for Ms. O’Meara, the average of the high and low trading price on the August 26, 2011 vesting date of $18.99.

Pension Benefits

The following table provides information regarding pension payments to the NEOs. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan is a qualified defined benefit pension plan for U.S. employees. U.S. NEOs hired prior to January 1, 2005 are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. NEOs who participate in the Pitney Bowes Pension Plan are also eligible to participate in the Pension Restoration Plan, a non-qualified deferred compensation plan, which provides eligible employees with compensation greater than the $245,000 limit for 2011 and those employees who defer portions of their compensation with benefits based on the same formula used under the qualified plan. The Pension Restoration Plan is offered to approximately 230 of our current active employees to provide for retirement benefits above amounts available under the tax-qualified Pension Plan. Pitney Bowes does not as a hiring practice grant extra years of credited service under its pension plans. Payments under the non- qualified Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our Pension Plan in the absence of IRS limits on compensation and benefits as applied to qualified plans, and the amount actually paid under our Pension Plan. The Pitney Bowes Pension Restoration Plan, which is a non-qualified deferred compensation plan, does not include special provisions, such as above-market interest rates.

All of the eligible NEOs are fully vested in their pension benefit.

On December 31, 2014 the U.S. qualified and non-qualified pension benefits will be frozen with no further accruals under those plans after that date.

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2011, for the NEOs under the various Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable that would commence when the executive reaches age 65, and in an amount consistent with the assumptions as described in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 23, 2012.

PENSION BENEFITS AS OF DECEMBER 31, 2011(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Murray D. Martin(3)	Pitney Bowes Pension Plan	24.4	644,196
Murray D. Martin	Pitney Bowes Pension Restoration Plan	24.4	6,199,881
Michael Monahan	Pitney Bowes Pension Plan	23.6	283,709
Michael Monahan	Pitney Bowes Pension Restoration Plan	23.6	993,937
Leslie Abi-Karam	Pitney Bowes Pension Plan	27.9	391,582
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	27.9	1,284,117
Johnna G. Torsone(4)	Pitney Bowes Pension Plan	21.3	390,317
Johnna G. Torsone	Pitney Bowes Pension Restoration Plan	21.3	901,862

(1)	Ms. O’Meara is omitted from this table since she is not a pension plan participant. However, she is eligible for a 2% core contribution. See “Deferred Compensation” below.

(2)

Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named officer are detailed in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011. In addition, the mortality table used for the U.S. participants was UP94G.

(3)	Mr. Martin is currently eligible for early retirement. If Mr. Martin were to have retired on December 31, 2011, the present value of the combined pension benefit payable would have been $7,354,702.

(4)	Ms. Torsone is currently eligible for early retirement. If Ms. Torsone were to have retired on December 31, 2011, the present value of the combined pension benefit payable would have been $1,342,842.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are summarized below:

•	Only U.S. employees hired prior to January 1, 2005 are eligible to participate.

•	Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service.

•	The vesting period is three years.

•

For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•

The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pitney Bowes Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Three of our NEOs, Mr. Martin, Ms. Abi-Karam and Ms. Torsone, are among those Pitney Bowes Pension Plan participants who are eligible to receive “transition credits.”

•

The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

•	The distribution options under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of Section 409A of the Code.

•	The company has not provided extra years of credited services to any of the NEOs.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a non-qualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a non-qualified deferred compensation plan where certain employees may defer their incentives and base salary). Eligibility for both of these plans is limited to U.S. employees. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan, which we refer to as the DISP, are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established, or segregation of assets made, to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. There is a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Murray D. Martin 401(K) Restoration Plan	—	25,333	15,579	0	502,618
Deferred Incentive Savings Plan	125,000	—	48,832	0	1,247,167
Michael Monahan 401(K) Restoration Plan	—	14,400	(15,768)	0	105,376
Deferred Incentive Savings Plan	45,000	—	(11,391)	0	845,667
Leslie Abi-Karam 401(K) Restoration Plan	—	—	679	0	94,551
Deferred Incentive Savings Plan	25,000	—	2,970	(10,348)	88,897
Vicki A. O’Meara 401(K) Restoration Plan	—	16,813	646	0	24,192
Deferred Incentive Savings Plan	0	—	0	0	0
Johnna G. Torsone 401(K) Restoration Plan	—	11,536	1,180	0	258,356
Deferred Incentive Savings Plan	0	—	10,658	0	460,283

(1)	Amounts in this column represent a portion of the 2010 annual incentives paid in 2011 deferred under the Deferred Incentive Savings Plan.

(2)

Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2010 and credited under the 401(k) Restoration Plan in 2011. These amounts are also included in the “All Other Compensation” column of the “Summary Compensation Table” for each of the NEOs listed above.

(3)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings are not included in the “Summary Compensation Table”.

(4)

Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the “Summary Compensation Table” as follows: $271,781 for Mr. Martin, $65,071 for Mr. Monahan, $60,269 for Ms. Abi-Karam, and $14,295 for Ms. O’Meara. The aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the “Summary Compensation Table” as follows: $515,000 for Mr. Martin, $219,800 for Mr. Monahan, and $62,000 for Ms. Abi-Karam.

The material terms of the Pitney Bowes 401(k) Restoration Plan are summarized below:

•

The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

•

For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, performance-based RSUs, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum to the 401(k) Plan to be eligible for the company match of up to 4% in the 401(k) Restoration Plan. In addition, employees hired after December 31, 2004 and not participating in the pension plan are eligible to receive a 2% company core contribution into the qualified 401(k) plan. To the extent of earnings in excess of the IRS limitation, the 2% core contribution is made into the 401(k) Restoration Plan.

•	Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. All NEOs are fully vested in their accounts.

•	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

The material terms of the Deferred Incentive Savings Plan (DISP) are summarized below:

•	The DISP allows deferral of up to 100% of annual incentives and long-term incentives. Base salary deferral is permissible only for certain key employees.

•	Employees must be “highly-compensated employees” as defined in the DISP in order to participate in this plan.

•	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code:

–	Termination/Death/Disability — a lump sum payment is made one month after termination including termination for disability and within 90 days after death

–	Retirement — payment is made in accordance with the payment election in effect for the account beginning after termination

–	Change of Control — payment is made in a lump sum in the event of a termination within two years following a change of control

–	Unforeseeable Emergency — plan permits withdrawals with appropriate verification

–	In-Service Payments — payments are made immediately after the deferral dates selected.

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those in the Pitney Bowes 401(k) Plan. These investment options provide participants with an opportunity to invest in a variety of bond funds, money market funds, equity funds and blended funds. Prior to January 1, 2011, participants also had the opportunity to invest in Pitney Bowes stock. Each employee notionally selects his or her investment options and can change these at any time by accessing his or her account on the internet. These investments are tracked in “phantom” accounts. All investment gains and losses in a participant’s account under the Pitney Bowes 401(k) Restoration Plan and the DISP are entirely based upon the investment selections made by the participant.

Potential Payments upon Termination or Change of Control

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2011, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.

For purposes of valuing stock options in the “Estimated Post-Termination Payments and Benefits” table, we assume that upon a change of control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $18.54, the closing price of our common stock on December 31, 2011.

All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.

In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2011” table on page 47. See the narrative accompanying that table for information on available types of distributions under the plans.

The benefits described in the tables below are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as the committee determines appropriate or in the case of Mr. Martin, the independent members of the board of directors.

ESTIMATED POST-TERMINATION PAYMENTS
AND BENEFITS(1)

Type of Payment or Benefit	Early Retirement ($)		Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Murray D. Martin
Severance	—		461,731 - 5,194,000	(3)	6,972,800	(4)	—		—
Annual Incentive	1,584,660	(5)	1,584,660	(6)	1,617,000	(7)	1,584,660	(5)	1,584,660	(5)
CIUs
2009 – 2011 cycle	2,541,250	(8)	2,541,250	(8)	2,541,250	(9)	2,541,250	(8)	2,541,250	(8)
2010 – 2012 cycle	1,583,333	(10)	1,583,333	(10)	2,375,000	(9)	1,583,333	(10)	1,583,333	(10)
2011 – 2013 cycle	791,667	(10)	791,667	(10)	2,375,000	(9)	791,667	(10)	791,667	(10)
Stock Options Accelerated(11)	0		0		0		0		0
Performance-based RSUs Accelerated(12)	1,192,270		1,192,270		2,036,767		2,036,767		2,036,767
Performance Award Accelerated	0 - 2,000,000	(13)	0 - 2,000,000	(14)	666,667	(15)	666,667	(15)	666,667	(15)
Incremental Pension Benefit	—		0 - 2,653,404	(16)	66,335	(17)	—		—
Medical & other benefits(18)	—		—		109,628		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Tax-gross up(19)	—		—		4,645,661		—		—

Total	7,693,180 - 9,693,180		8,154,911 - 17,555,584		23,406,108		9,204,344		9,204,344
Michael Monahan
Severance	—		259,200 - 2,021,760	(3)	2,875,260	(4)	—		—
Annual Incentive	—		0 - 449,280	(20)	449,280	(7)	440,294	(5)	440,294	(5)
CIUs	—
2009-2011 cycle	—		0 - 588,500	(8)	588,500	(9)	588,500	(8)	588,500	(8)
2010-2012 cycle	—		0 - 400,000	(10)	600,000	(9)	400,000	(10)	400,000	(10)
2011-2013 cycle	—		0	(10)	650,000	(9)	216,667	(10)	216,667	(10)
Stock Options Accelerated(11)	—		0		0		0		0
Performance-based RSUs Accelerated(12)	—		0 - 228,913		522,976		522,976		522,976
Performance Award Accelerated	—		0	(14)	1,100,000	(21)	504,167	(22)	504,167	(22)
Incremental Pension Benefit	—		0 - 254,337	(16)	196,950	(17)	—		—
Medical & other benefits(18)	—		0		104,273		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Tax-gross up(19)	—		—		1,896,346		—		—

Total	0		259,200 - 3,957,790		8,983,585		2,672,604		2,672,604
Leslie Abi-Karam
Severance	—		293,892 - 1,964,880	(3)	2,730,527	(4)	—		—
Annual Incentive	—		0 - 436,640	(20)	436,640	(7)	427,907	(5)	427,907	(5)
CIUs	—
2009 – 2011 cycle	—		0 - 588,500	(8)	588,500	(9)	588,500	(8)	588,500	(8)
2010 – 2012 cycle	—		0 - 400,000	(10)	600,000	(9)	400,000	(10)	400,000	(10)
2011 – 2013 cycle	—		0	(10)	650,000	(9)	216,667	(10)	216,667	(10)
Stock Options Accelerated(11)	—		0		0		0		0
Performance-based RSUs Accelerated(12)	—		0 - 228,913		522,976		522,976		522,976
Performance Award Accelerated	—		0	(14)	1,100,000	(21)	504,167	(22)	504,167	(22)
Incremental Pension Benefit	—		0 - 649,413	(16)	260,254	(17)	—		—
Medical & other benefits(18)	—		0		104,423		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Tax-gross up(19)	—		—		1,843,936		—		—

Total	0		293,892 - 4,283,346		8,837,256		2,660,217		2,660,217

ESTIMATED POST-TERMINATION PAYMENTS
AND BENEFITS (continued)

Type of Payment or Benefit	Early Retirement ($)		Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Vicki A. O’Meara
Severance	—		39,615 - 1,854,000	(3)	2,398,005	(4)	0		—
Annual Incentive	—		0 - 412,000	(20)	412,000	(7)	403,760	(5)	403,760	(5)
CIUs	—
2009 – 2011 cycle	—		0 - 347,750	(8)	347,750	(9)	347,750	(8)	347,750	(8)
2010 – 2012 cycle	—		0 - 216,667	(10)	325,000	(9)	216,667	(10)	216,667	(10)
2011 – 2013 cycle	—		0	(10)	450,000	(9)	150,000	(10)	150,000	(10)
Stock Options Accelerated(11)	—		0		0		0		0
Performance-based RSUs Accelerated(12)	—		0 - 233,141		506,012		506,012		506,012
Performance Award Accelerated	—		0	(14)	1,000,000	(21)	458,333	(22)	458,333	(22)
Incremental Pension Benefit	—		—	(16)	—	(17)	—		—
Medical & other benefits(18)	—		0		98,000		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Tax-gross up(19)	—		—		1,420,697		—		—

Total	0		39,615 - 3,078,558		6,957,464		2,082,522		2,082,522
Johnna G. Torsone
Severance	—		184,238 - 1,390,272	(3)	2,010,916	(4)	—		—
Annual Incentive	244,545	(5)	244,545	(6)	249,536	(7)	244,545	(5)	244,545	(5)
CIUs
2009 – 2011 cycle	294,250	(8)	294,250	(8)	294,250	(9)	294,250	(8)	294,250	(8)
2010 – 2012 cycle	183,333	(10)	183,333	(10)	275,000	(9)	183,333	(10)	183,333	(10)
2011 – 2013 cycle	91,667	(10)	91,667	(10)	275,000	(9)	91,667	(10)	91,667	(10)
Stock Options Accelerated(11)	0		0		0		0		0
Performance-based RSUs Accelerated(12)	138,067		138,067		235,847		235,847		235,847
Incremental Pension Benefit	—		0 - 303,797	(16)	222,093	(17)	—		—
Medical & other benefits(18)	—		—		75,704		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Tax-gross up(19)	—		—		0		—		—

Total	951,862		1,136,100 - 2,660,931		3,638,346		1,049,642		1,049,642

(1)	All data is shown assuming termination on December 31, 2011.

(2)

Ranges represent variance between the NEOs basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on pages 52 and 53 of this Proxy Statement.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Martin, Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara and Ms. Torsone would receive a minimum of 24.5, 24, 28, 4 and 21.5 weeks, respectively, of base salary if they were terminated involuntarily and not for cause. Under our enhanced severance policy, the NEOs could receive up to two years of base salary and target bonus contingent upon signing a waiver and release.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2011. For the NEOs, annual incentive award used is the average of the 2008, 2009 and 2010 annual incentive awards.

(5)	A prorated annual incentive is paid at the actual amount earned for 2011 at the time of the normal distribution of annual incentives.

(6)

Since Mr. Martin and Ms. Torsone are early retirement eligible, a prorated annual incentive is paid at the actual amount earned for 2011 at the time of the normal distribution of annual incentives. Upon signing a waiver and release, in lieu of a prorated annual incentive being paid at actual amount earned for 2011, a prorated annual incentive is paid to Mr. Martin and Ms. Torsone at targeted amounts of $1,617,000 and $249,536, respectively, as additional severance at termination.

(7)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(8)

CIUs for 2009 – 2011 cycles are valued at $1.07 per unit based upon actual achievement of performance metrics for the 2009 – 2011 cycle. In the case of involuntary not for cause termination for Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara the payment of this amount is subject to signing a waiver and release. This amount was paid in February 2012 under the normal distribution of CIUs.

(9)

CIUs for 2009 – 2011 cycles are valued at $1.07 per unit and paid in February 2012 under the normal distribution of CIUs. CIUs for 2010 – 2012 and 2011 – 2013 cycles are valued at the targeted amount which is $1.00 per unit.

(10)

CIUs for 2010 – 2012 and 2011 – 2013 cycles are estimated at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle. However, payment is not made until the end of the performance period and will be paid based on actual results. For Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara, in the case of involuntary not for cause termination, no payments are made for the 2011 – 2013 CIU cycle since the award has been outstanding for less than one year and the 2010 – 2012 cycle payment is subject to signing a waiver and release.

(11)

In cases of early retirement, options outstanding for at least one year will immediately vest and remain exercisable for the balance of the option term. In cases of involuntary not for cause termination, options outstanding for at least one year will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of change of control, death and disability, all outstanding options will immediately vest and remain exercisable for the balance of the option term. All unvested stock options are currently underwater.

(12)

Since Mr. Martin and Ms. Torsone are eligible for early retirement, all performance-based RSUs outstanding at least one year at the date of termination will vest immediately. In the case of involuntary not for cause termination for Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara, all performance-based RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination contingent upon signing a waiver and release. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change of control with termination.

(13)

The board of directors in its sole discretion may utilize negative discretion to determine a partial or full payment based on the satisfactory achievement of predetermined goals with payment to be made on the original payment date.

(14)

Outstanding 2011 performance award is forfeited upon involuntary not for cause termination. Since Mr. Martin is retirement eligible, the board of directors in its sole discretion may utilize negative discretion to determine a partial or full payment based on the satisfactory achievement of predetermined goals with payment to be made on the original payment date.

(15)	Outstanding 2011 performance award is prorated based upon full months worked during the three year period.

(16)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period. Ms. O’Meara is not a pension plan participant.

(17)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period. Ms. O’Meara is not a pension plan participant.

(18)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(19)

Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 36 of this Proxy Statement.

(20)

A prorated annual incentive is paid at target as additional severance at termination contingent upon signing a waiver and release. If a waiver and release is not signed, no additional severance is paid.

(21)	Outstanding 2011 performance award is paid in full.

(22)	Outstanding 2011 performance award is prorated based on the date of death or disability.

Explanation of Benefits Payable upon Various Termination Events

The benefits described below apply to the NEOs.

Change in Responsibilities

In the event that a diminution in the responsibilities of the NEOs were determined to be a constructive termination, or the equivalent of materially changing the executive’s position, they would receive the separation benefits set forth under the column entitled “Involuntary Not for Cause Termination” in each executive’s “Estimated Post-Termination Payments and Benefits” table.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. As of the date of this proxy statement, Mr. Martin and Ms. Torsone are currently eligible for early retirement. Early retirement entitles NEOs to the following upon termination:

•	A prorated annual incentive award;

•	Prorated CIU payments at the end of each three-year cycle;

•	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term; and

•	For Mr. Martin, a partial or full payment for the 2011 Cash Performance Award based on the sole discretion of the board of directors.

The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

Normal Retirement

None of the NEOs are eligible for normal retirement at this time.

Involuntary/Not for Cause Termination

We maintain a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a change of control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause (defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company) as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, we may offer enhanced severance payments. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.

Basic Severance

The basic severance benefit is one week of salary per year of service. Effective March 1, 2012 the basic severance benefit changed to a total of two weeks of salary, and is no longer linked to years of service.

Enhanced Severance

We may offer enhanced severance to NEOs upon termination, conditioned upon signing a waiver and release, which could include the following payments:

•

Severance pay based on years of service and level within the company up to a maximum of two years of pay, less any basic severance. All NEOs would be eligible for two years of pay, which includes current base salary plus current target annual incentive. Effective March 1, 2012 the maximum period of severance pay will be reduced to an eighteen month period;

•	A prorated annual incentive award;

•	CIUs outstanding for one year from the date of grant are prorated and payments are calculated and paid at the end of each three-year cycle;

•	Any stock options and RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;

•	The board of directors has the discretion to accelerate vesting of restricted stock and RSUs that would otherwise be forfeited;

•	Pension benefit calculation includes service credit and earnings during the severance period;

•	Financial counseling through the severance period; and

•	Outplacement services.

Termination for Cause

Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs.

Death

The NEO’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award;

•	Prorated CIU payments calculated through the date of death at the end of each three-year cycle;

•	All stock options will vest upon death. The NEO’s beneficiary can exercise stock options during the remaining term of the grant;

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed;

•	For Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara, a prorated 2010 Cash Performance Award; and

•	For Mr. Martin, a prorated 2011 Cash Performance Award.

Disability

Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:

•	A prorated annual incentive award;

•	Prorated CIU payments at the end of each three-year cycle;

•	All stock options and RSUs will vest upon disability. Stock options can be exercised during the remaining term of the grant;

•	For Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara, a prorated 2010 Cash Performance Award; and

•	For Mr. Martin, a prorated 2011 Cash Performance Award.

Change of Control Arrangements

Set forth below is a summary of our change of control arrangements. Under our change of control arrangements, a “change of control” is defined as:

•	the acquisition of 20% or more of our common stock or 20% or more of the combined voting power of our voting securities by an individual, entity or group;

•	the replacement of a majority of the board of directors other than by approval of the incumbent board;

•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or

•	the approval by stockholders of the liquidation or dissolution of the company.

Upon a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a change of control each of the NEOs is entitled to the following:

•	A payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years;

•	A prorated annual incentive award based on the participant’s current annual incentive target;

•	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value at the end of the cycle, or upon termination, if earlier;

•	All stock options, restricted stock and RSUs granted under the 2007 Plan will vest upon the employee’s termination and stock options can be exercised during their remaining term;

•	For Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara, the 2010 Cash Performance Award paid in full upon termination prior to vesting date;

•	For Mr. Martin, a prorated 2011 Cash Performance Award;

•	Only age and service credits, not earnings, are included in the pension calculation for the associated severance period;

•	Health and welfare benefits for the executive and his or her dependents for a three-year period;

•	Outplacement services; and

•

A tax gross-up covering all additional taxes due (e.g., excise, income, employment taxes) to U.S. employees if an excise tax is due on the parachute payments. However, there is a provision that allows the severance payments to be reduced if the parachute value is within 110% of the safe-harbor amount, and therefore no tax gross-up would then be payable.

Internal Revenue Code Section 409A

Our benefits arrangements are intended to comply with Section 409A of the Code. In that regard, “Key Employees” as defined in Sections 409A and 416 of the Code may have certain payments delayed until six months after termination of employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. Turn left onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This proxy statement is printed entirely on recycled and recyclable paper.	AD11997

PITNEY BOWES INC.
1 ELMCROFT ROAD
STAMFORD, CT 06926-0700

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.
The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Rodney C. Adkins	☐	☐	☐

	1b.	Anne M. Busquet	☐	☐	☐	The Board of Directors recommends you vote FOR the		For	Against	Abstain
following proposals 2 and 3.
	1c.	Roger Fradin	☐	☐	☐	2.	Ratification of the Audit Committee’s appointment of the Independent Accountants for 2012.	☐	☐	☐

	1d.	Anne Sutherland Fuchs	☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
	1e.	James H. Keyes	☐	☐	☐

	1f.	Murray D. Martin	☐	☐	☐

	1g.	Michael I. Roth	☐	☐	☐

	1h.	David L. Shedlarz	☐	☐	☐

	1i.	David B. Snow, Jr.	☐	☐	☐

	1j.	Robert E. Weissman	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2012 Annual Meeting of
Pitney Bowes Stockholders
May 14, 2012 9:00 a.m. Local Time
Pitney Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K are available at www.proxyvote.com.

M43776-P20456

Proxy Solicited on Behalf of Pitney Bowes Board of Directors Annual Meeting of Stockholders May 14, 2012

Murray D. Martin, Michael Monahan, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2012, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2012.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 through 3 (unless otherwise directed). If no proxy card is received or a properly signed proxy card is returned without choices marked, the plan shares represented by the proxy card will be voted with respect to Items 1 through 3 in the same proportion indicated by the properly executed voting instructions given by participants in the Plans (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side